UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cullen/Frost Bankers, Inc.

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2024
Proxy Statement

The Frost legacy endures by embracing the future with our core values of integrity, caring and excellence, and an unwavering commitment to doing what is right.

Cullen/Frost Bankers, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 2024
The Board of Directors (the "Board") of Cullen/Frost Bankers, Inc. ("Cullen/Frost," "we," "us," or the "Company") is furnishing you this proxy statement to solicit shareholder proxies to be voted at the 2024 Annual Meeting of Shareholders (the "Annual Meeting") and any adjournment or postponement thereof.

The Annual Meeting will be held in the Frost Tower Conference Center, 111 West Houston Street, San Antonio, Texas 78205, on Wednesday, April 24, 2024, at 10:30 a.m., San Antonio time, for the following purposes:

1.	To elect 13 director nominees to serve on the Board of Directors of Cullen/Frost for a one-year term that will expire at the 2025 Annual Meeting of Shareholders.

2.	To provide nonbinding approval of executive compensation.

3.	To approve the 2024 Equity Incentive Plan.

4.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2024.

5.	To transact any other business that may properly come before the meeting.
The record date for the determination of the shareholders entitled to receive notice of and vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 1, 2024.
Your vote is very important. Shareholders of record may vote by following the instructions on their proxy card. You can vote your shares over the internet, phone or email. If you received a paper proxy card by mail, you may also vote by signing, dating and returning the proxy card by mail.
Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to supersede the proxy and vote your shares in person.
Shareholders attending the Annual Meeting should take the elevators from the Frost Tower lobby to Floor 15 where Conference Center staff will direct you to the meeting room. All shareholders are cordially invited to attend the Annual Meeting.
We will first mail the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to certain shareholders on or about Friday, March 15, 2024. Shareholders who do not receive the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting will continue to receive a paper copy of our proxy materials, which will be mailed on or about the same day. All proxy materials will be available by March 15, 2024 at www.proxydocs.com/CFR.

By Order of the Board of Directors,

COOLIDGE E. RHODES, JR.
Group Executive Vice President
General Counsel and Corporate Secretary

Dated: March 8, 2024

PROXY SUMMARY
This proxy summary highlights important information contained elsewhere in the proxy statement. Since it does not contain all the information you should consider before voting your shares, please read the entire proxy statement carefully before voting.
General Information About the Meeting

Date:	Wednesday, April 24, 2024

Time:	10:30 a.m., San Antonio time

Location:	Frost Tower Conference Center, 111 West Houston Street, San Antonio, Texas 78205

Record Date:	March 1, 2024
How to Vote
Shareholders of record as of the close of business on March 1, 2024 may vote.

Online	By Phone	By Mail	In Person

Registered holders: www.proxydocs.com/CFR Beneficial holders: Follow instructions provided by your broker, bank, or other nominee.	Call the phone number at the top of your proxy card.	Complete, sign, date and return your proxy card in the envelope provided.	If you choose to vote during the Annual Meeting, you will need the control number appearing on the Notice of Internet Availability of Proxy Materials or proxy card distributed to you.

Your vote is important. Please submit your proxy as soon as possible via the internet, mail or telephone. If your shares are held by a broker, bank, or other nominee, it is important that you provide instructions to them so that your vote is counted on all matters.
Proposals

Item		Board Recommendation

1.	To elect 13 director nominees to serve on the Board of Directors of Cullen/Frost for a one-year term that will expire at the 2025 Annual Meeting of Shareholders.	FOR

2.	To provide nonbinding approval of executive compensation.	FOR

3.	To approve the 2024 Equity Incentive Plan.	FOR

4.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2024.	FOR

5.	To transact any other business that may properly come before the meeting.	__

Board Composition of Director Nominee Slate

Total Diversity
46%

Name	Age	Director Since	Independent	Occupation

Carlos Alvarez	73	2001	Yes	Chairman, The Gambrinus Company

Hope Andrade	73	2024	Yes	Partner, Go Rio San Antonio River Cruises and Co-founder, Andrade Van De Putte & Associates

Chris M. Avery	69	2015	Yes	Chairman, James Avery Craftsman, Inc.

Anthony R. Chase	69	2020	Yes	Chairman and CEO, ChaseSource LP

Cynthia J. Comparin	65	2018	Yes	Founder and Former CEO, Animato Technologies Corp.

Samuel G. Dawson	63	2017	Yes	CEO, Pape-Dawson Consulting Engineers, LLC

Crawford H. Edwards	65	2005	Yes	President, Cassco Development Co., Inc.

Phillip D. Green	69	2016	No	Chairman of the Board and CEO of Cullen/Frost and Frost Bank

David J. Haemisegger	70	2008	Yes	President, NorthPark Management Company

Charles W. Matthews	79	2010	Yes	Former Vice President, General Counsel, Exxon Mobil Corporation

Joseph A. Pierce	55	2022	Yes	Senior Vice President and General Counsel, AMB Sports and Entertainment

Linda B. Rutherford	57	2022	Yes	Chief Administration Officer, Southwest Airlines

Jack Willome	77	2023	Yes	Former President, Ellison Industries

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 1

Board Skills and Experience of Director Nominees

The Board of Directors of Cullen/Frost (the "Board") believes that it has the right mix of qualifications, skills, experience, and perspectives that allow it to fulfill its responsibilities, including overseeing management’s execution of our corporate strategy, which is designed to create long-term shareholder value. The information below shows how the Board’s collective qualifications, skills, and experience relate to the Company’s culture and corporate strategy. For biographical information regarding each of our directors and their individual qualifications, skills, and experience see, "Election of Directors (Proposal No. 1)."

Audit and Finance	Experience in corporate finance and audit matters.	Human Capital Management	Experience in managing people and related employment issues including, but not limited to, compensation.

Corporate Governance	Experience in corporate governance and regulatory matters.	Leadership	Experience as a CEO, senior executive or leader of significant operations.

Culture	Has values and reputation that align with the Frost core values.	Risk Management	Experience in identifying, analyzing, or mitigating operational, regulatory, or other business-related risks.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 2

CORPORATE CITIZENSHIP AND SUSTAINABILITY MATTERS
We believe that the considerations and risks associated with environmental, social and governance ("ESG") matters can best be managed through our corporate culture, including The Frost Philosophy, a combination of our mission statement and our core values of Integrity, Caring and Excellence, which can be found in our Blue Book on our website at frostbank.com/corporate-citizenship.

Our Mission Statement
We will grow and prosper, building long-term relationships based on top-quality service, high ethical standards and safe, sound assets.

Our Core Values
Integrity
A steadfast adherence to an ethical code. We go out of our way to do the right thing, even when no one is looking. Integrity is woven into the very fabric of our business. Since 1868, we've fostered a culture of doing the right thing because it's the right thing to do. We own our successes and mistakes, we treat everyone with dignity and respect, and we always keep our word.

Caring
We are committed to investing in our communities and providing support for programs and services which have a direct impact on the people who live and work there. You’ll find our employees actively working in our communities through charitable endeavors, facilitating financial literacy classes and more.

Excellence	Commitment to being outstanding. We go above and beyond expectations to deliver sustained superior financial performance and satisfaction for all.

Recognition

We are honored to be recognized with the following recent accolades:

Highest Customer Satisfaction with Consumer Banking in Texas 14th Consecutive Year JD Power and Associates	Excellence and Best Brands for 2023 8th Consecutive Year Greenwich	Best Banks of 2023-2024 and Best Customer Satisfaction Money Magazine	Top 250 Best Regional Banks Newsweek

We believe the best way to deliver long-term value is by delivering on our commitments to every stakeholder we serve – our shareholders, customers, colleagues, and communities.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 3

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE PILLARS

COMMITMENT TO SOUND CORPORATE GOVERNANCE

We believe that good corporate governance is critical to our long-term success. As a result, in 2023 we adopted corporate governance policies and procedures designed to continue to protect and enhance our corporate integrity and framework for our directors, officers, and employees to conduct business in accordance with high ethical standards.

•We continued to refresh our board and added two new directors since January 2023.

•We revised our Insider Trading Policy to provide for more robust guidance on trading, including the prohibition of pledging and hedging by our directors and executive officers.

•In accordance with the NYSE Rules, we adopted a Clawback Policy.

•We established a cross-functional Responsible AI Council to mitigate the risks of AI and ensure the ethical development and use of AI at Frost.

COMMITMENT TO OUR PEOPLE

We're committed to making a difference in people's lives by creating an inclusive and supportive workplace and by treating people the way they want to be treated. Through our social initiatives, we strive to protect and grow our people by advocating for Diversity, Equity, Inclusion & Belonging (DEI&B), encouraging employee development, creating inclusive teams, fostering a work-life balance, implementing community initiatives, and living our corporate values every day.

•Our DEI&B Executive Governance Council met regularly in 2023 focusing on our DEI&B Strategic Action Plan, 2023 accomplishments, and strategy for 2024.

•In 2023, we hosted DEI&B town halls throughout our regions and also held monthly cultural commemorative celebrations.

•A key aspect of employee development is how we support our employees' professional development and career growth. Our employees participated in over 85,000 hours of formal learning programs and courses throughout 2023.

COMMITMENT TO OUR COMMUNITIES

We continue making substantial impacts in the communities where our customers and our employees live and work. Through lending, investing, grants, and volunteerism, we participate in the growth, revitalization, and sustainability of the communities we proudly serve.

•In 2023, our employees engaged in approximately 19,500 hours of community service.

•Frost and the Frost Foundation distributed over $5 million in donations and grants to hundreds of organizations in 2023.

•Frost for Good participated in nearly 200 projects for 109 different community organizations.

COMMITMENT TO CONSERVATION

Our commitment to conservation begins with understanding our responsibility to care for our environment and the natural resources that benefit humankind.

•In 2023, we established a cross-functional Climate Risk Working Group that reports to the ESG Steering Committee to centralize and coordinate enterprise-wide efforts related to climate risk management.
•We created a process that allows us to track quantities of water, metal, cardboard, batteries, and other items that we consume and recycle on a monthly basis at our main operating facility in San Antonio.
•We recycled over 1.7 million pounds of paper in 2023.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 4

EXECUTIVE COMPENSATION SUMMARY

We enjoy a strong history of stable and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive compensation programs generally focus on total Company success. Therefore, we generally target our executive compensation to be in a competitive range of our peer group while taking into account various other factors, including market conditions, Company performance, internal equity, and individual experience and performance levels, among other things. Because we believe Cullen/Frost should be a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive compensation programs that would encourage the taking of such risks. Further, we believe that the consistency and continuity of our management team serves to enhance our conservative yet profitable risk profile.

2023 Named Executive Officers

Phillip D. Green	Chairman of the Board and CEO of Cullen/Frost and Frost Bank

Jerry Salinas	Group Executive Vice President and CFO of Cullen/Frost and Frost Bank

Paul H. Bracher	President of Cullen/Frost and Frost Bank and Group Executive Vice President, Chief Banking Officer of Frost Bank

Jimmy Stead	Group Executive Vice President and Chief Consumer Banking and Technology Officer of Cullen/Frost and Frost Bank

Coolidge E. Rhodes, Jr.	Group Executive Vice President and General Counsel and Corporate Secretary of Cullen/Frost and Frost Bank

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 5

Key Elements of our 2023 Executive Compensation Program

Our compensation mix is heavily performance-based with 80% of the CEO’s and 66% of the other Named Executive Officers’ average annualized target compensation at-risk and contingent upon the achievement of performance objectives. Additionally, 56% of the CEO’s and 41% of the other Named Executive Officers' average compensation is in the form of long-term incentives.

Pay for Performance		Compensation Policies		What We Don't Do

☑	A substantial portion of our CEO and Named Executive Officers' compensation is at-risk and performance-based.	☑	Prohibition on pledging and hedging Company stock.	☒	No single-trigger severance payments or vesting following a change in control.

☑	Benchmark compensation against a representative peer group that is reviewed on an annual basis.	☑	Clawback policy for executive officers.	☒	No excise tax gross up payments.

☑	Require minimum thresholds and maximum award caps.	☑	Robust stock ownership guidelines for directors and executive officers.	☒	No excessive perquisites.

☑	Performance share unit measure is aligned with creating long-term shareholder value.	☑	Annual assessment of peer group composition and compensation related risks.	☒	No employment agreements for our executives.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 6

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS
Meetings and Attendance
The Board of Directors had five meetings in 2023. All of the directors attended 100% of the meetings of the Board and the Committees of the Board on which he or she served during 2023, with the exception of three directors who each attended more than 75% of the meetings.
The Board has a policy which encourages all directors to attend the Annual Meeting of Shareholders. All directors except two attended the 2023 Annual Meeting of Shareholders.
Committees of the Board
The Board has six Committees, each of which is described in the chart below, along with the current membership.

Committee	Members (*Chair)	Primary Responsibilities	Meetings in 2023

Audit	Cynthia J. Comparin* Hope Andrade Anthony R. Chase Samuel G. Dawson David J. Haemisegger Charles W. Matthews Linda B. Rutherford	•Assists Board oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and our internal audit function. •Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	5

Compensation and Benefits	Charles W. Matthews* Chris M. Avery Anthony R. Chase Samuel G. Dawson Joseph A. Pierce Linda B. Rutherford Jack Willome	•Oversight of the development and implementation of our compensation and benefits programs. •Reviews and approves the corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the "CEO"), evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. •Oversight of human capital management.	4

Corporate Governance and Nominating	Charles W. Matthews* Chris M. Avery Anthony R. Chase Samuel G. Dawson Joseph A. Pierce Linda B. Rutherford Jack Willome	•Maintains and reviews our corporate governance guidelines. •Oversight of and establishes procedures for the evaluation of the Board. •Identifies and recommends candidates for election to the Board. •Reviews related party transactions. •Responsible for CEO succession plan discussions. •Oversight of our ESG business strategy.	2

Executive	Phillip D. Green* Patrick B. Frost Charles W. Matthews	•Acts for the Board in between meetings, except as limited by resolutions of the Board, our Articles of Incorporation or Bylaws, and applicable law.	2

Risk	Crawford H. Edwards* Carlos Alvarez Hope Andrade Patrick B. Frost Phillip D. Green David H. Haemisegger Charles W. Matthews Jack Willome	•Oversight of our long-term strategy development and implementation and exercise of fiduciary duties. •Oversight of our enterprise risk management framework, including policies, procedures, strategies and systems established to measure, mitigate, monitor and report major risks. •Assists Board oversight across the organization for the types of risks to which we are exposed, including: credit, operational, compliance/regulatory, liquidity and reputation.	4

Technology	Chris M. Avery* Carlos Alvarez Cynthia J. Comparin Crawford H. Edwards Charles W. Matthews Joseph A. Pierce	•Oversight of our information technology and information security, including cybersecurity.	4

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 7

The Board has adopted written charters for the Audit Committee, the Compensation and Benefits Committee, the Corporate Governance and Nominating Committee, the Risk Committee and the Technology Committee. All of these charters are available at investor.frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, at 111 West Houston Street, Suite 100, San Antonio, Texas 78205.
As described in more detail below under "Corporate Governance Matters—Director Independence," the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the New York Stock Exchange, Inc. ("NYSE"). The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is "financially literate" and that at least one member of the Audit Committee has "accounting or related financial management expertise," in each case within the meaning of the NYSE's rules. The Board has also determined that Mr. Chase, Ms. Comparin and Mr. Haemisegger are "audit committee financial experts" within the meaning of the SEC's rules.
Leadership Structure
As provided in our Corporate Governance Guidelines, our Board selects its Chairman, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but believes that the most effective leadership structure for us is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the Company, both within the Company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for our performance. Furthermore, as we have traditionally combined these roles, separating them could cause significant disruption in oversight and lines of reporting.

Powers and Duties of our Lead Director

•Provides independent leadership	•Leads the annual CEO evaluation
•Serves as an advisor to the Chairman	•Presides at executive sessions of the independent directors
•Engages with other directors as needed in between Board and Committee meetings	•Provides guidance to the Chairman on Board composition and refreshment
•Presides at any Board meeting at which the Chairman is not present	•Oversight of the Board's governance processes, including Board evaluations, succession planning and other governance-related matters
•Reviews the agenda, schedule, and materials for each Board meeting in advance

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 8

Risk Oversight

Board of Directors

The Board is responsible for overseeing the strategy and operations of the Company, including risk oversight. The Board interacts on a regular basis with executive officers, from both the control and line of business sides of the Company. Furthermore, members of the Board of Cullen/Frost also serve as members of the Board of Frost Bank (including corresponding committees thereof), and as such receive regular reports on the operations of Frost Bank. It is through these various channels that the Board receives the necessary information to oversee the Company’s risk management. The Boards of Cullen/Frost and Frost Bank, and their relevant committees, typically meet in joint session.

⇅

Risk Committee		Audit Committee

Primary responsibility for oversight of our risk management policies including:

•Oversight of compliance with all regulatory obligations under federal and state banking laws, rules, and regulations

•Oversight of our enterprise risk management framework

•Oversight of liquidity, credit, interest rate, and operational risks

Oversight of risks related to:

•Financial reporting, including internal controls

•Legal matters

•Qualifications of the independent auditors

•Compliance with legal and regulatory requirements that may have an effect on the financial statements

Compensation and Benefits Committee		Corporate Governance and Nominating Committee

Oversight of risks related to: •Our compensation programs and practices •Human capital management, including diversity, equity, and inclusion and talent retention •Executive succession		Oversight of risks related to: •Corporate governance policies and practices •Director succession and refreshment •Our sustainability program

Technology Committee

Oversight of risks related to technology, information security, and third party risks, including cybersecurity and emerging risks as well as mitigation factors and disaster recovery capabilities.

⇅
Role of Management

While the Board and its Committees oversee risk management, the Company's senior management is responsible for identifying, assessing and mitigating risk on a day-to-day basis. The Company's senior management regularly report to the Board and its Committees on various risks and opportunities facing our business. Our management team also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 9

Cybersecurity Risk Management and Oversight
Cybersecurity is a critical component of our enterprise risk management program. The objective and intended design of our cybersecurity program is to reduce the likelihood and severity of cybersecurity incidents and to protect and preserve the confidentiality, integrity and availability of our information systems and our customers' information.
•As part of its ultimate oversight of our cybersecurity program, our Board has delegated relevant responsibilities to certain management committees, as further discussed below, and has delegated to the Technology Committee principal responsibility for overseeing our information security and technology programs, including management’s actions to identify, assess, mitigate, and remediate material cyber issues and risks. At least one member of the Technology Committee must be experienced in information security and technology risk. Cynthia Comparin, a current member of the Technology Committee, holds a certificate of Systemic Cyber Risk Governance for Corporate Directors. Our Chief Information Security Officer ("CISO") and our Chief Information Officer ("CIO") provide quarterly reports to the Technology Committee regarding information security and technology programs, key enterprise cyber initiatives, and significant cybersecurity and privacy incidents. The Technology Committee reviews and approves our information security and technology budgets and strategies annually. Additionally, the Risk Committee reviews our cybersecurity risk profile on a quarterly basis. The Technology Committee and Risk Committee of our Board each provide a report of their activities to the full Board at each Board meeting.
•Our CISO is part of the risk management function, reporting directly to the Chief Risk Officer, who in turn, reports directly to our CEO. Our CISO is accountable for managing our enterprise information security department and delivering our information security program. Various management committees approved by the Board, including the Information Technology Risk Committee and the Information Security Oversight Committee, provide oversight and governance of the information security program and the technology program. These committees generally meet monthly and summaries of key issues discussed and actions taken are provided to the Technology Committee.
•We structure our information security program around the National Institute of Standards and Technology ("NIST") Cybersecurity Framework, regulatory guidance, and other industry standards. In addition, we leverage certain industry and government associations, third-party benchmarking, audits and threat intelligence feeds to promote program effectiveness. Our CISO and CIO, along with key members of their teams, regularly collaborate with peer banks, industry groups, and policymakers.
•We employ an in-depth, layered, defensive strategy that embraces a "trust by design" philosophy when designing new products, services and technology. We leverage people, processes and technology to manage and maintain cybersecurity controls. We employ a variety of preventative and detective tools designed to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats.
•We have established processes and systems to mitigate cyber risk, including regular education and training, preparedness simulations and tabletop exercises, and recovery and resilience tests. Our processes, systems and controls are reviewed periodically by internal and external auditors, and independent external partners to assess design and operating effectiveness. We also maintain information security risk insurance coverage.
•We maintain a third-party risk management program designed to identify, assess and manage risks associated with external services providers and our supply chain. We also maintain an Incident Response Plan that provides a documented framework for responding to security incidents, including timely notification of the Technology Committee. The Incident Response Plan facilitates coordination across multiple parts of the organization and is tested at least annually. We have not experienced a material cybersecurity breach in the last three years.

Cybersecurity poses a significant risk to us and third parties with which we interact, including our vendors and customers. For more information regarding cybersecurity risk, see Items 1A. Risk Factors and Item 1C. Cybersecurity in our Annual Report on Form 10-K for the year ended December 31, 2023.

Oversight of Compliance and Ethical Conduct

Our Board through its oversight obligations and our executive management team work together to comply with laws and regulations, as well as to provide guidance for sound decision-making and accountability. We are committed to maintaining the core values of our Company, as well as high ethical standards which are integral to running a sound, successful, and sustainable business. We do what is right even when it is not easy. We apply this standard in all our relationships: with each other, our customers, our shareholders, our communities and our external partners.

Our Risk Committee provides oversight for our compliance functions and regularly receives compliance risk updates including reports on bank compliance risk, fiduciary compliance risk, and Bank Secrecy Act compliance risk as well as customer complaint trends. The Risk Committee also reviews and approves certain policies related to the compliance function on an annual basis. Our Audit Committee oversees the establishment of our procedures for the receipt, retention and treatment of complaints from employees, customers, suppliers, shareholders or others related to accounting and
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 10

financial processes and reporting, internal controls, and auditing matters, including procedures for the confidential, anonymous submission of concerns regarding those matters. Our Compensation and Benefits Committee annually reviews the Code of Business Conduct and Ethics as well as the Employee Standards of Conduct Policy, which is intended to supplement the Code of Business Conduct and Ethics and includes principles and procedures on policies such as the treatment of confidential information, fair dealing, conflicts of interest, anti-bribery and anti-corruption, and anti-money laundering.

Director Refreshment and Board Evaluation Process
The Corporate Governance and Nominating Committee identifies and recommends new directors using the following process:

Evaluation of Board Composition	The Corporate Governance and Nominating Committee evaluates the Board composition regularly and identifies skills, experience, and capabilities desirable for new directors in light of our business and strategy.

Determine Candidate Pool
In identifying director candidates, the Corporate Governance and Nominating Committee may seek input from management and from current members of the Board. In addition, it may use the services of an outside consultant to identify and recommend candidates. The Corporate Governance and Nominating Committee will also consider candidates recommended by shareholders.

Review Recommendations
In evaluating director candidates, the Corporate Governance and Nominating Committee initially considers the Board's need for additional or replacement directors. It also considers the criteria approved by the Board and set forth in our Corporate Governance Guidelines, which include, among other things:
•The candidate's personal qualities (in light of our core values and mission statement);
•Accomplishments and reputation in the business community;
•The fit of the candidate's skills and personality with those of other directors and candidates;
•The ability of the candidate to commit adequate time to Board and committee matters; and
•The candidate's contribution to the Board’s overall diversity of viewpoints, background, experience and other demographics.
The objective is to maintain a Board that is effective, collegial and responsive to our needs. In addition, considerable emphasis is also given to our mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

Make Recommendations to the Board	In considering whether candidates satisfy the criteria described above, the Committee initially utilizes the information it receives with any recommendation and other information it otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, such information will be sought, including by conducting interviews.

Outcome
Since 2023, two new independent directors joined our Board with the following skills and traits:
•Exemplification of our core values
•Executive leadership skills
•Significant knowledge of the communities we serve

Onboarding	We conduct a comprehensive onboarding process to ensure that each new director has a full understanding of the business and to allow the director to make meaningful contributions quickly, which includes a combination of one-on-one sessions with management, written materials, and training.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 11

Board Evaluation
Board and committee evaluations play a critical role in ensuring the effectiveness of our Board. The evaluation process is led by our Lead Director.

Determine Format	Each year, our Corporate Governance and Nominating Committee reviews and agrees on the evaluation process.

Conduct Evaluation	The Lead Director conducts individual interviews with each director based on the topics laid out below.

Review Feedback in Executive Sessions	The findings are reviewed by the Lead Director in the executive session of the Board meeting as well as with the Chairman and CEO separately.

Respond to Director Input	Results requiring additional consideration are addressed at subsequent Board and committee meetings and reported back to the full Board, where appropriate.

Topics considered during the Board and committee evaluations include:

•	Board culture	•	Strategic oversight
•	Board skills and experience	•	Committee responsibilities
•	Director refreshment	•	Board meeting mechanics
•	Risk oversight	•	Crisis management

2023 Director Compensation
Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Carlos Alvarez	85,000	79,982	164,982
Chris M. Avery	97,500	79,982	177,482
Anthony R. Chase	101,500	79,982	181,482
Cynthia J. Comparin	105,000	79,982	184,982
Samuel G. Dawson	101,500	79,982	181,482
Crawford H. Edwards	95,000	79,982	174,982
David J. Haemisegger	94,000	79,982	173,982
Charles W. Matthews	169,000	79,982	248,982
Joseph A. Pierce	92,500	79,982	172,482
Linda B. Rutherford	101,500	79,982	181,482
Jack Willome	89,376	79,982	169,358
(1)Ms. Andrade is not included in this table as she was appointed to the Board on January 24, 2024. Messrs. Green and Frost are not included in this table because they are a current or former executive officer of the Company, respectively, and receive no compensation for their service as directors. For further information on the compensation paid to Mr. Green, as well as his holdings of stock awards and option awards, see the Compensation Discussion and Analysis section and the 2023 Grants of Plan Based Awards and Outstanding Equity Awards at 2023 Fiscal Year-End tables in this proxy statement.

(2)Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving on the Boards of Directors of both Cullen/Frost and Frost Bank.

(3)Amounts shown represent the grant date fair value of deferred stock units granted to the non-employee directors determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. On April 26, 2023, each non-employee director was granted 773 deferred stock units. The closing price of our stock on that day was $103.47.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 12

The following information indicates the aggregate number of deferred stock units previously awarded and outstanding for the following directors as of December 31, 2023:

Name	Deferred Stock Units Outstanding (#)
Carlos Alvarez	9,382
Chris M. Avery	5,096
Anthony R. Chase	2,913
Cynthia J. Comparin	3,497
Samuel G. Dawson	4,464
Crawford H. Edwards	9,382
David J. Haemisegger	8,837
Charles W. Matthews	7,676
Joseph A. Pierce	773
Linda B. Rutherford	1,371
Jack Willome	773
Non-employee directors receive an annual cash retainer as well as cash retainer fees for service on Committees either as a Committee Chair or a Committee Member. In addition, non-employee directors receive an annual equity grant in the form of deferred stock units. The deferred stock units are fully vested upon grant and entitle the holders to receive equivalent dividend payments at the time such dividends are declared on our common stock. Each deferred stock unit held by a non-employee director is settled in one share of our common stock upon retirement from the Board.
The Compensation and Benefits Committee has the authority to review and make recommendations to the Board with respect to the components and amount of Board compensation. Periodically, but not less than every two years, the Compensation and Benefits Committee directs its compensation consultant to provide an independent assessment of the Board's compensation program. The consultant analyzes and compares our Board compensation program against the same peer group used to benchmark executive officer compensation. The Compensation and Benefits Committee targets total Board compensation levels at a competitive range of peer group total Board compensation. The Compensation and Benefits Committee considers total aggregate Board compensation and other factors when making recommendations to the Board for approval.

The following are the 2023 fees paid to non-employee directors annually for their service:

Fee	($)
Annual Retainer:
Annual Cash Retainer	70,000
Lead Director Retainer	25,000

Committee Retainer Fees:
Audit Chair	30,000
Audit Member	14,000
Compensation and Benefits Chair	20,000
Compensation and Benefits Member	10,000
Corporate Governance and Nominating Chair	20,000
Corporate Governance and Nominating Member	7,500
Risk Chair	20,000
Risk Member	10,000
Technology Chair	10,000
Technology Member	5,000
Executive Non-Management Member	5,000

Equity Grant:
Deferred Stock Units Target Value	80,000
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 13

ELECTION OF DIRECTORS
(Item 1 On Proxy Card)

Set forth below are each of the director nominees for the Annual Meeting. The nominees listed below have been nominated to serve for a one-year term expiring in 2025. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board. There are no arrangements or understandings between any director nominee of Cullen/Frost and any other person regarding such nominee's election.

CARLOS ALVAREZ

	CHAIRMAN	Committee Membership:
THE GAMBRINUS COMPANY

	Age: 73	Risk

	Director Since: 2001	Technology

Independent

Qualifications:
Extensive experience in all facets of business, including operations and sales as well as an understanding of the role marketing and branding plays in the success of a company and knowledge of the communities we serve.

Biographical Information:
Mr. Carlos Alvarez is Chairman and former CEO of The Gambrinus Company, which he founded in 1986 when he moved from his native Mexico with his family to San Antonio. The Gambrinus Company is a leading U.S. craft brewer and marketer with breweries in Shiner, TX (The Spoetzl Brewery) and Berkeley, CA (Trumer Brewery).

Mr. Alvarez is committed to education and has served on the board of trustees of School Year Abroad and Saint Mary's Hall (San Antonio) and is a member of the Chancellor’s Circle for the University of Texas system. Mr. Alvarez has made significant contributions to these and other educational institutions' endowment programs, particularly those that drive greater international engagement. In 2021, the University of Texas San Antonio College of Business was renamed the Carlos Alvarez College of Business in honor of the significant contributions he and his wife Malύ have made to the school. Mr. Alvarez is a board member of the World Affairs Council of America (Washington, D.C.) and the World Affairs Council of San Antonio, which he previously served as Chairman; and he serves on the boards of Davidson College (Davidson, NC), Foreign Policy Association (New York, NY), Tobin Center for the Performing Arts, Haven for Hope, and the United Way of San Antonio.

HOPE ANDRADE

	PARTNER	Committee Membership:
GO RIVER SAN ANTONIO RIVER CRUISES

	Age: 73	Audit

	Director Since: 2024	Risk

Independent

Qualifications:
Significant experience in the operation and marketing of a small business as well as extensive leadership in governmental and regulatory matters and knowledge of the communities that we serve.

Biographical Information:
Ms. Andrade is a partner with Go Rio San Antonio River Cruises and is the co-founder and partner of Andrade-Van de Putte & Associates which is a bipartisan consulting firm focused on bridging the gap between government entities and the business community. She served as Texas' 107th Secretary of State from 2008 to 2012 as well as the Commissioner Representing Employers for the Texas Workforce Commission from 2013 to 2015 and the Commissioner and Chair of the Texas Department of Transportation from 2003 to 2008.

Ms. Andrade is a board member of the Alamo Trust, the Great Springs Project, and the Southwest Research Institute. She is also an investor and on the board of Missions Baseball Club.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 14

CHRIS M. AVERY

	CHAIRMAN	Committee Membership:
JAMES AVERY CRAFTSMAN, INC.

	Age: 69	Compensation and Benefits

	Director Since: 2015	Corporate Governance and Nominating

	Independent	Technology

Qualifications:
Considerable experience in business operations and management, as well as knowledge of the communities we serve.

Biographical Information:
Dr. Chris M. Avery is Chairman and former CEO and President of James Avery Craftsman, Inc., a family-owned company founded by his father in 1954, to create finely crafted jewelry designs. Dr. Avery has served on the James Avery Craftsman, Inc. board of directors since 1989. A licensed physician and board-certified anesthesiologist, he left his profession as Chief of Anesthesia at Sid Peterson Memorial Hospital in Kerrville, Texas in 1991 to assist in the transition and direction of the family business. He became President and Chief Operating Officer in 1991 and later assumed the roles of CEO and Chairman of the Board in May 2007. Under his leadership, James Avery Craftsman, Inc., has become a national brand that designs, manufactures and sells jewelry in its own stores across the United States. Dr. Avery earned a bachelor's degree in biology from Stephen F. Austin State University and a medical degree from the University of Texas Medical School at San Antonio (now the University of Texas Health Science Center at San Antonio).

Dr. Avery is a former President of the Fredericksburg Hospital Authority board of directors and has served on the boards of Hill Country Memorial Hospital in Fredericksburg, Texas and Sid Peterson Hospital in Kerrville.

ANTHONY ("TONY") R. CHASE
	CHAIRMAN AND CEO	Committee Membership:
CHASESOURCE, LP

	Age: 69	Audit

	Director Since: 2020	Compensation and Benefits

	Independent	Corporate Governance and Nominating

Qualifications:
Considerable experience in corporate governance, banking, regulatory and real estate matters, as well as knowledge of the communities we serve.

Biographical Information:
Mr. Anthony R. Chase is Chairman and CEO of ChaseSource, LP, a staffing, facilities management, and real estate development firm. Mr. Chase started and sold three ventures (Chase Radio Partners, Cricket Wireless and ChaseCom) and now owns and operates his fourth, ChaseSource. The first, Chase Radio Partners, founded in 1992, owned seven radio stations and was sold to Clear Channel Communications in 1998. The second was Cricket Wireless a nationwide cell phone service provider that he started together with Qualcomm in 1993. He opened the first Cricket markets in Chattanooga and Nashville, TN. The third was ChaseCom, a company that built and operated call centers in the United States and India which he sold to AT&T Corporation in 2007. He is also a principal owner of the Marriott Hotel at George Bush Intercontinental Airport in Houston and the Principal Auto Toyota dealership in greater Memphis, TN.

Mr. Chase serves on several non-profit boards in Houston: Houston Endowment, Greater Houston Partnership, Texas Medical Center, MD Anderson Board of Visitors, and the Greater Houston Community Foundation. Mr. Chase previously served as Deputy Chairman of the Federal Reserve Bank of Dallas and the Chairman of the Greater Houston Partnership. He is also a member of the Council on Foreign Relations.

Mr. Chase serves on the boards of LyondellBasell Industries N.V., Nabors Industries Ltd. and Par-Pacific Holdings, Inc. and previously served on the Board of Heritage Crystal Clean, Inc. until 2022. Mr. Chase is a Professor of Law Emeritus at the University of Houston Law Center.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 15

CYNTHIA J. COMPARIN
	FOUNDER AND FORMER CEO	Committee Membership:
ANIMATO TECHNOLOGIES CORP.

	Age: 65	Audit

	Director Since: 2018	Technology

Independent
Qualifications:
Considerable leadership experience as a former CEO and as a board member, knowledge and experience in the technology industry, including cybersecurity and extending technology to customers, as well as knowledge of the communities we serve.

Biographical Information:
Ms. Cynthia J. Comparin is the founder and retired CEO of Animato Technologies Corp., a private company providing business and technology solutions to enterprise clients. She held various senior executive positions in multibillion-dollar global technology corporations throughout her career.

Prior to establishing Animato, Ms. Comparin created and was president of Alltel’s Enterprise Network Services Division, providing consulting, integration, and operations services to worldwide customers. Before Alltel, Ms. Comparin was Vice President and General Manager for Nortel's Network Transformation Services Division, general manager of Latin America for Recognition International, a global technology company, and spent 10 years in various U.S.-based and international management positions at EDS, which was later acquired by HP.

Ms. Comparin is an independent director of Universal Display Corporation, where she serves on the Audit Committee. She is a former director of Black Box Corporation, a NASDAQ-listed company sold in 2019. She is a National Association for Corporate Directors fellow and Board member of Latino Corporate Directors Association. Ms. Comparin also holds a certificate of Systemic Cyber Risk Governance for Corporate Directors.

SAMUEL G. DAWSON
	CEO	Committee Membership:
PAPE-DAWSON CONSULTING ENGINEERS, LLC

	Age: 63	Audit

	Director Since: 2017	Compensation and Benefits

	Independent	Corporate Governance and Nominating

Qualifications:
Significant experience in business operations and management skills, familiarity with issues related to human resources, as well as knowledge of the communities we serve.

Biographical Information:
Mr. Samuel G. Dawson is CEO of Pape-Dawson Consulting Engineers, LLC, one of the largest engineering firms in Texas, with offices in Austin, Corpus Christi, Dallas, Fort Worth, Houston, New Braunfels, San Antonio, and Orlando, Florida. He graduated from The University of Texas at Austin with a B.S. degree in Civil Engineering. In addition to managing the engineering firm, Mr. Dawson is a community leader who has contributed countless hours to various Texas organizations. He has served as President or Chairman of: Greater San Antonio Chamber of Commerce, The University of Texas Engineering Advisory Board, Trinity Baptist Church Deacon Council, The University of Texas at San Antonio Engineering Advisory Council, The Witte Museum Board, Texas Society of Professional Engineers, American Society of Civil Engineers, Rotary Club of San Antonio, San Antonio Mobility Coalition, Professional Engineers in Private Practice and Tobin Center for the Performing Arts.

Mr. Dawson presently serves as Past Chairman of the Board of Southwest Research Institute and is currently Vice Chair of the Board of Haven for Hope. He is Chairman Elect of the Executive Committee of the University of Texas System Chancellors Council. In 2013, Mr. Dawson was inducted into the University of Texas at Austin Cockrell School of Engineering Department of Civil, Architectural and Environmental Engineering Academy of Distinguished Alumni and in 2017 was recognized as a Distinguished graduate of the Cockrell School of Engineering.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 16

CRAWFORD H. EDWARDS
	PRESIDENT	Committee Membership:
CASSCO DEVELOPMENT CO.

	Age: 65	Risk

	Director Since: 2005	Technology

Independent

Qualifications:
Extensive experience in business operations, management, and real estate, as well as knowledge of the communities we serve.

Biographical Information:
Mr. Crawford H. Edwards is President of Cassco Development Co., Inc. A native of Fort Worth, Mr. Edwards is the fifth generation of his family involved in managing his family’s ranching business. Since 2005, he has been engaged in the investing in and managing of commercial real estate. After graduating with a bachelor of general studies degree from Texas Christian University and the TCU Ranch Management program, he worked as a petroleum landman in Midland, Texas.

Mr. Edwards serves on the board of directors of the following organizations: Texas and Southwestern Cattle Raisers Association, the Southwestern Exposition Livestock Show, and the National Finance Credit Corporation. He is a past board member of All Saints Episcopal School, Big Brothers Big Sisters, North Texas Community Foundation, and Visit Fort Worth.

PHILLIP D. GREEN

	CHAIRMAN AND CEO	Committee Membership:
CULLEN/FROST AND FROST BANK

	Age: 69	Executive

	Director Since: 2016	Risk

Qualifications:
Over 43 years of financial services experience at Cullen/Frost, including significant leadership experience and critical insight on Cullen/Frost's business and operations, as well as knowledge of the communities we serve.

Biographical Information:
Phil Green serves as Chairman and Chief Executive Officer of Cullen/Frost Bankers, Inc., and Frost Bank. He joined the Cullen/Frost organization in July 1980 and served in a number of managerial positions in the Company's financial division before being named Chief Financial Officer in 1995, a position he held until 2015 when he was named President of Cullen/Frost. He became Chairman and CEO in 2016.

During his tenure at Frost, the Company has become one of the nation’s 50 largest banks and has increased its common stock dividend for 30 consecutive years. He launched expansion projects to double the number of locations in the Houston and Austin regions and triple the number of Dallas-area locations. At the same time, Frost has won numerous accolades for excellence and customer service, receiving the highest ranking in customer satisfaction in Texas in the J.D. Power U.S. Retail Banking Satisfaction Study for 14 consecutive years, and earning the most Greenwich Excellence Awards for service to business clients among banks nationwide for eight consecutive years. Frost has also ranked highly in the American Banker/Reputation Institute Survey of Bank Reputations and Forbes magazine’s list of America's 100 Best Banks.

Mr. Green is a Past Chair of the Greater San Antonio Chamber of Commerce and currently serves as an executive board member. He is a founding member of the Corporate Partners for Racial Equity. He sits on the Board of Directors and chairs the Investment Committee of the Southwest Research Institute. He serves on the University of Texas at Austin Chancellor’s Council Executive Committee, the McCombs School of Business Advisory Council, and the McCombs Scholars Program committee. Mr. Green was inducted into the McCombs School of Business Hall of Fame in November of 2023. Mr. Green serves as Board Chair of The Tobin Center for the Performing Arts. He serves on the University of Texas San Antonio Campaign Leadership Council and is a member of the Mid-Sized Bank Coalition where he is a former executive committee member. Mr. Green is a member of the Executive Committee and Board of Trustees of the United Way of San Antonio and Bexar County and serves as the Campaign Chair for their 2024 campaign. He previously served on the Federal Reserve Board’s Federal Advisory Council, serving the Fed's 11th District.

Mr. Green graduated with honors from the University of Texas at Austin in 1977, earning a bachelor's degree in accounting. Prior to joining Frost, he spent three years in public accounting with Ernst & Ernst. Mr. Green and his wife, Sandy, have been married for 47 years and have six grown children.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 17

DAVID J. HAEMISEGGER
	PRESIDENT	Committee Membership:
NORTHPARK MANAGEMENT COMPANY

	Age: 70	Audit

	Director Since: 2008	Risk

Independent
Qualifications:
Experience in banking, business operations, management and real estate, as well as knowledge of the communities we serve.

Biographical Information:
Mr. David J. Haemisegger is President of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. After graduating with a B.A. degree from Princeton University in his native New Jersey, he earned an MBA degree from the Wharton School at the University of Pennsylvania. He was President and Chief Operating Officer of the Raymond D. Nasher Company until 1995, when he became President of NorthPark Management Company. Mr. Haemisegger is President and Chairman of the Board of Trustees and the Acquisition, Audit and Finance Committees at both the Nasher Foundation and the Nasher Sculpture Center.

Mr. Haemisegger is a member of the Princeton University Art Museum Advisory Council, the Duke University Art Museum Board of Advisors, the Graduate Executive Board for the Wharton School at the University of Pennsylvania, and the Director’s Council of the Harvard Art Museums. Mr. Haemisegger is a former member of the board of directors and the Audit, Loan and Executive Committees of NorthPark National Bank.

CHARLES W. MATTHEWS

	FORMER GENERAL COUNSEL	Committee Membership:
EXXON MOBIL CORPORATION
Audit

	Age: 79	Compensation and Benefits

	Director Since: 2010	Corporate Governance and Nominating

	Lead Independent Director	Executive

Risk

Technology

Qualifications:
Experience in corporate governance, regulatory compliance, and in-depth knowledge of the opportunities and challenges facing energy companies, as well as knowledge of the communities we serve.

Biographical Information:
Mr. Charles W. Matthews, formerly General Counsel of Exxon Mobil Corporation, spent his entire career at Exxon, the world’s largest energy company. A native of Houston, he graduated from The University of Texas at Austin with a B.A. degree in government. He also earned a J.D. degree from the University of Houston and joined Humble Oil, now known as Exxon-Mobil, upon graduation. He rose in the law department to become Vice President and General Counsel of Exxon Mobil. He was responsible for coordinating the legal and regulatory efforts to facilitate the merger between Exxon Corporation and Mobil Corporation. As General Counsel, Mr. Matthews oversaw the company's law department, consisting of more than 460 lawyers with offices in 40 countries.

He is a former member of the advisory board and past Chairman of the University of Houston Law Foundation. Mr. Matthews is also past Chairman and past President of the University of Texas Ex-Students Association and past-member of the Texas Exes Scholarship Foundation and member of the Board of the University of Texas Foundation. Within the last five years, he served on the board of Trinity Industries Inc. Mr. Matthews is past Chairman of Texas Cultural Trust where he continues to serve on the Board.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 18

JOSEPH A. PIERCE

	SENIOR VICE PRESIDENT AND GENERAL COUNSEL	Committee Membership:
AMB SPORTS & ENTERTAINMENT

	Age: 55	Compensation and Benefits

	Director Since: 2022	Corporate Governance and Nominating

	Independent	Technology

Qualifications:
Experience working in the financial services industry as well as risk management, legal, and marketing expertise.

Biographical Information:
Mr. Joseph A. Pierce has served as the Senior Vice President and General Counsel for AMB Sports & Entertainment since December 2020. He previously served as the Senior Vice President and Chief Legal Officer of the Charlotte Hornets from October 2019 to December 2020 and the Vice President and General Counsel from October 2014 until October 2019. Prior to joining the Hornets organization, Mr. Pierce was Senior Vice President and Associate General Counsel of Global Marketing and Corporate Affairs at Bank of America.

Mr. Pierce is a native San Antonian and holds a Bachelor of Science degree in finance from Georgetown University and dual Juris Doctorate and Master of Business Administration degrees from the University of Pennsylvania Law School and the Wharton School of Business. Mr. Pierce currently serves as an Advisory Director to the Crawford Group.

LINDA B. RUTHERFORD
	CHIEF ADMINISTRATION OFFICER	Committee Membership:
SOUTHWEST AIRLINES CO.

	Age: 57	Audit

	Director Since: 2022	Compensation and Benefits

	Independent	Corporate Governance and Nominating

Qualifications:
Significant business operations and management skills, familiarity with issues related to human capital management and organizational culture, as well as knowledge of the communities we serve.

Biographical Information:
Ms. Rutherford is the Chief Administration Officer at Dallas-based Southwest Airlines, the nation's largest airline in terms of domestic customer boardings. She is known for creating and leading powerful teams that equip, empower, and engage the business to serve its people and customers. In her role, she provides executive leadership for Culture & Communications, Diversity, Equity & Inclusion, Internal Audit, People (Human Resources), Talent and Leadership Development, Total Rewards, Technology, Southwest Airlines University, and Artificial Intelligence & Data Transformation. She has been with Southwest since 1992 and has held several leadership positions, including Chief Administration and Communications Officer, Executive Vice President People & Communications, Senior Vice President & Chief Communications Officer, Vice President and Communications Officer, and Vice President Communications and Strategic Outreach. Prior to joining Southwest, she began her career with Newsweek magazine in New York and was a journalist in the Dallas area, including working for the Dallas Times Herald.

Ms. Rutherford serves on several local and national nonprofit and community outreach boards. She has a bachelor of arts degree in journalism from Texas Tech University. She is married to Michael, and together they are proud parents to Allison and Matthew.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 19

JACK WILLOME
	FORMER PRESIDENT	Committee Membership:
ELLISON INDUSTRIES

	Age: 77	Audit

	Director Since: 2023	Compensation and Benefits

	Independent	Corporate Governance and Nominating

Qualifications:
Financial, accounting, and real estate experience as well as experience as a board member of other banks and knowledge of the communities that we serve. Mr. Willome was instrumental in helping Frost produce our Frost philosophy in written form, known as the Frost Blue Book.

Biographical Information:
Mr. Willome was the President of Ellison Industries, a leading home builder in San Antonio, from 1979 until the company's sale in 1996 and prior to that was the Chief Financial Officer from 1975 to 1978. Mr. Willome is a consultant and facilitator, helping numerous organizations, families and individuals develop clarity around strategy and governance. He previously served as a director on the boards of Texas Commerce Bank-San Antonio, Guaranty Federal Bank, and GPM Life Insurance and is currently a director at James Avery Craftsman.

The Board recommends that you vote “FOR” each nominee.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 20

CORPORATE GOVERNANCE MATTERS
We believe that we have operated over the years with sound corporate governance practices that exemplify our commitment to integrity and to protect both the interests of our shareholders and other constituencies that we serve. These practices include a majority independent Board, regular meetings of non-management directors, and a sound and comprehensive Code of Business Conduct and Ethics, which obligates directors and employees to adhere to the highest legal and ethical business practices.
Director Independence
The Board believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us).
In connection with the Board's latest review, the Board determined that the following director nominees, who compose 92% of the thirteen nominees, are independent within the meaning of the NYSE's rules: Mr. Alvarez, Ms. Andrade, Dr. Avery, Mr. Chase, Ms. Comparin, Mr. Dawson, Mr. Edwards, Mr. Haemisegger, Mr. Matthews, Mr. Pierce, Ms. Rutherford, and Mr. Willome. Mr. Green is not independent because he is an executive officer of Cullen/Frost.
In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE's rules to assist in making independence determinations. For purposes of the standards, the term "Cullen/Frost Entity" means, collectively, Cullen/Frost and each of its subsidiaries.
Credit Relationships
A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a director or a person or entity that is affiliated with, associated with or related to a director should not be deemed to be a material relationship adversely affecting such director’s independence if it satisfies each of the following criteria:

•It is not categorized as "classified" by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board's Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity's business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the director or the business, results of operations, or financial condition of any person or entity related to such director.

The Board determined that credit relationships with each of our independent directors satisfied these criteria.
Non-Credit Banking or Financial Products or Services Relationships
A proposed or outstanding relationship in which a director or a person or entity that is affiliated with, associated with or related to a director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship adversely affecting such director’s independence if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity's business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities. The Board determined that non-credit banking or financial products or services relationships with each of our independent directors satisfied these criteria.
Property or Services Relationships
A proposed or outstanding relationship in which a director or a person or entity that is affiliated with, associated with or related to a director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship adversely affecting such director’s independence if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities. The Board determined that the following property or services relationships satisfied these criteria: (1) with respect to Mr. Edwards, lease arrangements involving amounts less than $120,000 between Cullen/Frost Entities and a company in which Mr. Edwards has interests and (2) with respect to Ms. Rutherford, a corporate travel arrangement between Frost Bank and Southwest Airlines whereby employees of Frost Bank can book travel with Southwest Airlines and earn enhanced travel rewards. For details regarding
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 21

relationships involving amounts greater than $120,000 in which a director or a person or entity that is affiliated with, associated with or related to a director has a direct or indirect material interest, see "Certain Transactions and Relationships" elsewhere in this document.
Meetings of Non-Management Directors
Cullen/Frost's non-management directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director presides at the executive sessions. As discussed above under "General Information about the Board of Directors—Leadership Structure," Mr. Matthews currently serves as the Lead Director.
Communications with Directors
The Board has established a mechanism for shareholders, employees, or other interested parties to communicate with the full Board of Directors as a group, the non-management directors as a group or the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors, the Non-Management Directors or the Lead Director (as applicable) of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205.
In addition, the Board has established a mechanism for employees and other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous and confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205. Our Code of Business Conduct and Ethics provides for whistleblower protection and prohibits retaliation against employees who in good faith report potential violations.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that reaffirm our commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of directors, director orientation and continuing training, executive sessions of non-management directors, director compensation and director responsibilities. The Corporate Governance Guidelines are available on our website at investor.frostbank.com.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics for directors and employees (the "Code"), including our CEO, CFO, and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, including anti-bribery, anti-corruption and anti-money laundering as well as accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code provides for whistleblower protection and prohibits retaliation against any director, officer or employee who in good faith reports a potential violation.

The Code is available on our website at investor.frostbank.com. We will disclose any amendments to or waivers from the Code that apply to our CEO, CFO, and principal accounting officer by posting such information on our website at investor.frostbank.com.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 22

CERTAIN TRANSACTIONS AND RELATIONSHIPS
Certain director nominees, executive officers, their immediate family members, and their affiliates were customers of, and had transactions with us and our subsidiaries in the ordinary course of business during 2023, and additional transactions may be expected to take place in the ordinary course of business. Included in these transactions are banking, property and services transactions involving these related persons and Frost Bank, all of which were made on substantially the same terms, including, in the case of loans and lending commitments, interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to us and did not involve more than the normal risk of collectability or present other unfavorable features.
The offices of the Clearfork Branch of Frost Bank in Fort Worth, Texas are leased on a long-term basis from Clearfork Retail Venture, LLC. Mr. Edwards, a director of Cullen/Frost, owns a 1.56% direct interest and a 1.56% indirect interest in Clearfork Retail Venture, LLC. During 2023, lease payments of $271,410 were made by Frost Bank to Clearfork Retail Venture, LLC. The lease payments payable in the future through the end of the lease term total $968,815.
Mr. Samuel G. Dawson, a director of Cullen/Frost is CEO of Pape-Dawson Consulting Engineers, LLC and he and his family members also own a 34.60% interest in Pape-Dawson Consulting Engineers, LLC. During 2023, payments made to Pape-Dawson Consulting Engineers, LLC for engineering services provided to Frost Bank totaled $309,990.
Dr. Avery, a director of Cullen/Frost, is Chairman of James Avery Craftsman, Inc. and owns a 44% interest in James Avery Craftsman, Inc. along with members of his family. During 2023, Frost Bank paid $232,989 to James Avery Craftsman, Inc. for service pins awarded to Frost Bank employees.
A sibling of Mr. Patrick Frost served in a non-executive officer position of Frost Bank during 2023 and received cash compensation in an aggregate amount of approximately $347,615. In addition, he received equity awards with an aggregate grant date fair value of approximately $100,000. The compensation of Mr. Frost's sibling is in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationship of his sibling nor do they share a household.
Policies and Procedures for Review, Approval or Ratification of Related Party Transactions
The Board has adopted a written related-party transaction policy. We regularly monitor our business dealings and those of our directors, director nominees and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires directors and executive officers to notify us of any relationships or transactions that may present a conflict of interest, including those involving family members. Our directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.
When we become aware of a proposed or existing transaction with a related party, our General Counsel, in consultation with management, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and our General Counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to our Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate) for review and final determination as it deems appropriate.
In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•Whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•Whether there are business reasons for us to enter into the transaction;

•Whether the transaction would impair the independence of an outside director; and

•Whether the transaction would present an improper conflict of interest for any related party, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Committee, participate in some or all of the Committee’s discussions of the transaction.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 23

Executive Compensation and Related Information

Compensation and Benefits Committee Governance
Charter. The charter of the Compensation and Benefits Committee (the "Committee") is available on our website at investor.frostbank.com.
Scope of authority.  The primary function of the Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

•Establishing, in consultation with senior management, our general compensation philosophy, and overseeing the development of our compensation and benefits programs;

•Overseeing the evaluation of our executive officers (executive officers are defined as the CEO and any direct reports to the CEO having the officer title of Group Executive Vice President);

•Reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

•Making recommendations to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO executive officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

•Discharging any duties or responsibilities imposed on the Committee by any of our compensation or benefit plans;

•Providing oversight of regulatory compliance with respect to compensation matters;

•Reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation; and

•Preparing any report or other disclosure required to be prepared by the Committee for inclusion in our annual proxy statement.
Delegation authority. Although the Committee approves the normal annual grant of equity to executive officers, it delegates authority to the CEO to allocate a specified pool of equity compensation awards to address special needs as they arise.
Role of executive officers.  After consulting with the Committee's compensation consultant and the Chief Human Resources Officer, the CEO recommends to the Committee base salary, target incentive levels, actual incentive payments and long-term incentive grants for the other executive officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without the CEO present, determines the pay levels for the CEO to be ratified by the Board.
Role of compensation consultants. The Committee retains Meridian Compensation Partners, LLC ("Meridian") to serve as its outside independent compensation consultant.
Meridian’s role is to serve and assist the Committee in its review and oversight of executive and director compensation practices and to assist the CEO and management in reviewing, assessing and developing recommendations for our executive compensation programs.
The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:
•    Review of competitive market pay analyses based primarily on peer group analysis, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;
•    Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;
•    Assistance with the redesign of any compensation or benefit programs, if desired/needed;
•    Preparation for and attendance at selected management, Committee, or Board of Director meetings; and
•    Other miscellaneous requests that occur throughout the year.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 24

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.
In 2023, Meridian did not provide any services for the Committee or Cullen/Frost outside of the compensation consulting services outlined above.
During its January 2023 and 2024 meetings, the Committee reviewed the independence of Meridian as its consultant. Specifically, the Committee took into account the six independence factors as adopted by the SEC in Rule 10C-1 under the Exchange Act and applicable NYSE rules. The Committee determined that Meridian is an independent advisor to the Committee.
A representative from Meridian attended all of the regularly scheduled Committee meetings in 2023.
Compensation and Benefits Committee Interlocks and Insider Participation
During 2023, none of the members of the Committee was or had ever been one of our officers or employees. In addition, during 2023, none of our executive officers served as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or Committee. Some of the members of the Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost's subsidiaries and, since January 1, 2023, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.
Compensation and Benefits Committee Report
The Committee reviewed and discussed the Compensation Discussion and Analysis with management. On the basis of such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023.

Charles W. Matthews, Committee Chair	Joseph A. Pierce

Chris M. Avery	Linda B. Rutherford

Anthony R. Chase	Jack Willome

Samuel G. Dawson
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 25

Compensation Discussion and Analysis
Named Executive Officers
This Compensation Discussion and Analysis is included to provide the material information necessary for our shareholders to understand the objectives and policies of our compensation program for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the "Named Executive Officers" or "NEOs") and to describe how these policies were implemented for 2023 performance. The following executives are our Named Executive Officers for 2023:

Phillip D. Green	Chairman of the Board and CEO of Cullen/Frost and Frost Bank

Jerry Salinas	Group Executive Vice President and CFO of Cullen/Frost and Frost Bank

Paul H. Bracher	President of Cullen/Frost and Frost Bank and Group Executive Vice President and Chief Banking Officer of Frost Bank

Jimmy Stead	Group Executive Vice President and Chief Consumer Banking and Technology Officer of Cullen/Frost and Frost Bank

Coolidge E. Rhodes, Jr.	Group Executive Vice President and General Counsel and Corporate Secretary of Cullen/Frost and Frost Bank
Executive Summary
We are a financial holding company, headquartered in San Antonio, Texas, with approximately 180 financial centers throughout Texas. One of the 50 largest U.S. banks, we provide a wide range of banking, investment and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we've grown significantly, but what hasn't changed is our commitment to our values and to the relationships we've forged. We believe a key factor in our success is consistency—consistency in culture, philosophy and management, as well as consistency in our executive pay philosophy.

We enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive compensation programs generally focus on total company success. We believe in providing a "square deal" for our shareholders, customers and employees. Therefore, we generally target our executive compensation to be in a competitive range of our peer group while taking into account various other factors, including market conditions, company performance, internal equity and individual experience levels, among other things. Because we believe Cullen/Frost is a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive compensation programs that would encourage the taking of such risks. Further, we believe that the consistency and continuity of our
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 26

management team serves to enhance our conservative risk profile. The average tenure of our Named Executive Officers is in excess of 30 years. Finally, we structure our executive compensation programs to align management and shareholder interests.
As we celebrate our 156th anniversary this year, we gratefully acknowledge that we enjoy a very rich history as a company. We appreciate a robust tradition of not only solid financial performance, but of strengthening and enhancing the communities we serve and making people’s lives better. From the very beginning, we have been a values-driven company and we continue to operate our business guided by our core values of integrity, caring and excellence. It is with pride and great anticipation that we carry this heritage and culture into our future.

Key 2023 Company Performance Outcomes
We achieved record earnings and recorded a strong level of net income available to common shareholders of approximately $591 million for the fiscal year ended 2023. Despite the strong net income, our performance fell slightly below our original budgeted expectation. This is primarily due to the funding declines felt across the banking industry this year, coupled with the impact of a $51.5 million special FDIC deposit insurance assessment. Net income exclusive of the FDIC special assessment achieved 89% of budgeted expectations.

2023 Earnings Achievement and Bonus Payout as a Percent of Target
125%
100%
75%
50%
25%
—%
Earnings (exclusive of FDIC charge)
Bonus
Target
Actual

As a result of our strong performance and consistent with our pay-for-performance compensation philosophy, annual incentives paid to our Named Executive Officers for 2023 performance were paid at 10% below target.

2023 Compensation Actions

During 2023, taking into account our strong financial performance, our management team’s performance, demonstrated leadership in alignment with our culture, and to help ensure our executive team’s compensation remains competitive with our peer group, the following decisions were made concerning compensation of the Named Executive Officers.

 We believe that our executive
compensation programs successfully
balance elements of fixed
compensation, short-term and
long-term incentives and benefit
programs consistent with our core
values of integrity, caring and
excellence

•	Increases to base salary approximating 2.6% on average effective January 1, 2024;
•	Annual incentive payments for 2023 performance paid in 2024 at 10% below target; and
•	Long-term incentive award grants consisting of 50% performance stock units and 50% restricted stock units.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 27

2023 Say On Pay Vote
The 2023 annual shareholders meeting was held on April 26, 2023. The shareholders showed their approval of our executive pay programs with over 97% of all votes cast being in favor of approval of the executive pay programs. The Committee and the Board recognized this strong shareholder support as an endorsement of the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2023, the Committee continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.

Objectives of the Compensation Program
Our compensation program is administered by the Committee. The objectives of the program are to:

•Reward current performance;

•Motivate future performance;

•Enhance risk management;

•Encourage teamwork;

•Reinforce commitment to our core values;

•Remain competitive as compared to the external marketplace;

•Maintain a position of internal equity among our executive management team;

•Effectively retain our executive management team; and

•Increase shareholder value by strategically aligning executive management and shareholder interests.
Design of the Total Compensation Program and Overview of Compensation Decisions Made in 2023
Pay Philosophy/Pay Determination Process
In general, it is our compensation philosophy to target total executive compensation for each of our executives to be in a competitive range of our peer group (as described below). Actual compensation realized by executives is primarily based on the Company's performance. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:
•Performance (Company, area of responsibility and individual);
•Internal equity;
•Experience;
•Strategic importance;
•Technical implications such as tax, accounting and shareholder dilution; and
•Advice from our independent compensation consultant.
The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.
When reviewing the components of the compensation program, the Committee, together with Mr. Green, the Chief Human Resources Officer, and the Committee’s independent compensation consultant, work to help ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, the Committee believes that it is the total package that should be competitive, and not necessarily the individual elements.
Mr. Green makes recommendations to the Committee on the pay levels of his direct reports (including the other Named Executive Officers) for the Committee’s review and approval. The Committee reviews a total compensation tally sheet for Mr. Green annually. Management uses the tally sheet to inform the Committee on Mr. Green’s total compensation and accumulated wealth from the Company’s equity and retirement benefit plans. Mr. Green does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without Mr. Green present, determines the pay levels for Mr. Green to be ratified by the Board.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 28

The Committee does not maintain a stated policy with regard to the allocation of cash and non-cash components of compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed by the Committee annually.
In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, previous grant date amounts and values are considered, particularly when establishing long-term incentive award grant levels.
In light of the volatility in the U.S. financial markets and the concern over executive compensation among financial institutions, the Committee has traditionally met at least annually with executive officers, including the Chief Risk Officer, along with the Committee's compensation consultant, to discuss the risk profile of our compensation plans. For 2023, the Committee determined that the Company's total compensation program, which balances fixed compensation (base salary and retirement benefits) and various forms of shorter- and longer-term incentive pay (annual cash incentive and equity compensation), did not encourage excessive or unnecessary risks. See “Relation of Pay Practices to Risk Management” for a further discussion on how we implement compensation policies and practices that are designed to support strong risk management.
Benchmarking and Peer Companies
Under the direction of the Committee, the Company, together with Meridian, typically conducts an annual competitiveness review of base salary, annual incentive pay and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.
During the 2023 review, the Committee continued to focus on the importance of refining the peer group to serve as true peer banks. In assessing the peer group, the Committee continued to look at not only asset size but also market capitalization and business focus. In addition, the Committee believes there should be a limited set of larger aspirational peers included in the peer group.
In reviewing a range of banks of comparable size and scope and including aspirational peers, the Committee considered banks one-half times to a range of four times of our asset size. Market capitalization was also considered as a secondary reference point in addition to asset size.
Two of our previously reported peer group banks were removed from the list. First Citizens BancShares, Inc. was removed due to asset growth and Signature Bank was removed due to its failure during 2023. The following nine banks were added to the peer group for 2023 based on asset size and market capitalization:

Associated Banc-Corp	First Interstate BancSystem, Inc.

BankUnited, Inc.	Hancock Whitney Corporation

Columbia Banking System, Inc.	New York Community Bancorp, Inc.

Commerce Bancshares, Inc.	UMB Financial Corporation

First Horizon Corporation
Following the Committee's review with Meridian, the Committee established a peer group of the following 28 companies in 2023 to make compensation decisions for 2024. The final peer group is comprised of 24 peers and four aspirational peers. Cullen/Frost is at the 49th percentile of this peer group in terms of asset size. External market data for the peer group was provided by Meridian.

Aspirational Peers:

Huntington Bancshares Incorporated	New York Community Bancorp, Inc.
KeyCorp	Regions Financial Corporation

Peers:

Associated Banc-Corp	First Horizon Corporation	SouthState Corporation
Bank United, Inc.	First Interstate Bancsystem, Inc.	Synovus Financial Corporation
BOK Financial Corporation	F.N.B. Corporation	UMB Financial Corporation
Cadence Bank	Hancock Whitney Corporation	Valley National Bancorp
Columbia Banking System, Inc.	Old National Bancorp	Webster Financial Corporation
Comerica Incorporated	PacWest Bancorp	Western Alliance Bancorporation
Commerce Bancshares, Inc.	Pinnacle Financial Partners, Inc.	Wintrust Financial Corporation
East West Bancorp, Inc.	Prosperity Bancshares, Inc.	Zions Bancorporation, NA
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 29

Market data is typically collected by Meridian from multiple published survey sources representing national financial institutions of a similar asset size to us. The Committee believes that the combination of peer company data and survey data is appropriate in light of our external market for business and executive talent. Accordingly, the Committee uses both of these sources when comparing our executive target aggregate compensation to the external market. The Committee does not utilize any stated weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, in consultation with Meridian evaluates the market data, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Relation of Pay Practices to Risk Management
Key elements of our mission are to build long-term relationships based on safe, sound assets. In support of our mission, we have long adhered to compensation policies and practices that are designed to support strong risk management.

•We pay base salaries to our employees that are competitive and that represent a significant portion of his or her compensation and, therefore, do not encourage excessive risk taking to increase compensation. We believe that we generally pay a greater share of total compensation to our employees in base salary than do our competitors, which we believe is an effective risk management tool.

•Annual cash-based incentive compensation, which represents a small percentage of our total revenue, is awarded to many employees to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders.

•Because we are dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume.

•Our employees as a group, through long-term equity-based awards and investment in our stock under the 401(k) Plan for Employees of Cullen/Frost, are significant holders of our stock which further creates alignment with our shareholders’ interests.

As part of this risk review, the Committee has determined that our compensation policies and practices do not encourage excessive or unnecessary risk-taking behaviors. The Committee, together with our Chief Human Resources Officer and Chief Risk Officer, regularly reviews all plans identified as potentially creating risk, regardless of magnitude. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are reasonably likely to not have a material adverse effect on us.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 30

Elements of Compensation: The 2023 Compensation Program Detail and Key 2024 Actions

To achieve executive compensation program objectives, compensation is provided to the Named Executive Officers in the following elements:

Base Salary

Base salary is an important element of executive compensation because it provides executives with a fixed amount of monthly income. Internal and external equity, performance, experience, and other factors are considered when establishing base salary. The Committee does not assign a specific weighting to these factors when making compensation decisions.

Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

Annual Incentive Compensation

Annual incentive compensation is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the Annual Incentive Plan for the Chief Executive Officer and the Executive Management Bonus Plan, which covers the other Named Executive Officers.

This award is paid in the form of cash, following the completion of the performance year to which it relates.

Long-Term Incentive Compensation

Long-term incentive compensation in the form of equity-based awards is awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure our future performance, enhance stock ownership opportunities, and increase shareholder value, in each case, over the longer term.

Our long-term incentive awards provide for a three-year performance period for performance stock units and a 3-year cliff vesting period for time-based restricted stock units.

Benefits and Perquisites

We provide an employee benefits package, including retirement benefits, along with health and welfare benefits, to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. Limited perquisites are provided in an effort to remain competitive and to provide certain conveniences that we believe are reasonable. We do not pay tax gross-ups on perquisites.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 31

2023 Compensation Program Detail
Base Salary
Philosophy and Base Salary Practices
The Committee typically reviews external market data provided by Meridian at its October meeting. The Committee looks at base salary levels as well as other components of the Named Executive Officers' total compensation. Changes to the Named Executive Officers' base salary are determined in that meeting and generally made effective on January 1st of the following year.
Determination of 2023 Base Salary Levels
During its fall 2022 meeting, the Committee approved 2023 base salary increases for the Named Executive Officers. The Committee was largely guided by external market data provided by Meridian but also took into account internal equity. Those base salary levels are listed in the chart below and are also shown in the Summary Compensation Table.
Determination of 2024 Base Salary Levels
During its fall 2023 meeting, the Committee approved 2024 base salary increases for the Named Executive Officers. The Committee took into account:
•    The external market data provided by Meridian;
•    Internal equity;
•    Individual experience levels;
•    Any change in responsibility; and
•    Company performance.

The base salary increases approved by the Committee are as follows:

	2023 Base	2024 Base	%
Named Executive Officer	Salary	Salary	Change

Phillip D. Green	$1,200,000	$1,225,000	2%

Jerry Salinas	$630,000	$650,000	3%

Paul H. Bracher	$650,000	$670,000	3%

Jimmy Stead	$625,000	$640,000	2%

Coolidge E. Rhodes, Jr.	$605,000	$620,000	2%
The base salary increases approved by the Committee for the Named Executive Officers became effective January 1, 2024 and approximated an average of 2.6% of existing base salary.

Annual Incentive Pay
Philosophy and Practice
Annual incentive pay for our Named Executive Officers is paid under two different plans:
•    Mr. Green participates in the Annual Incentive Plan for the Chief Executive Officer; and
•    The remaining Named Executive Officers participate in the Executive Management Bonus Plan.
The primary focus for both plans continues to be based on achievement of budgeted expectations. Our net income budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered, as well as market expectations. The budget must be ratified by the Board.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 32

The structure of the two plans are detailed below:
Annual Incentive Plan for the CEO
In addition to achievement of budgeted expectations, the Annual Incentive Plan for the CEO is based on the following qualitative measures:

Performance Measures	Description

Operating Results	Provides direction so that we meet our financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership
Leads Cullen/Frost, setting a philosophy—based on the corporate culture, and grounded in our core working values—that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning
Establishes clear objectives and develops strategic policies to support growth in our core business and expansion through organic growth and when appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development
Helps to ensure the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as our chief spokesperson, communicating effectively with all of our stakeholders.

External Relations
Establishes and maintains relationships with the investment community to keep them informed on our progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations
Works closely with the Board to keep it fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

Executive Management Bonus Plan
The remaining Named Executive Officers participate in the Executive Management Bonus Plan. Annually, an incentive pool is generated based on our financial performance as compared to the budgeted expectations for the year. The incentive pool is funded at target if our financial performance meets our budgeted net income goal and is funded below target if our financial performance falls below budget. A minimum percentage of budgeted net income must be achieved before the annual incentive pool is funded, and no incentive payments are made unless we attain this minimum threshold. The incentive pool may be funded above target if we achieve financial performance above budget. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan; however, over the past decade, the most paid to any Named Executive Officer was 30% above the executive’s pre-established annual incentive target for the applicable year.
Individual target levels are established annually. The individual targets are not formula-driven and no specific weighting is targeted for annual incentive pay as a percentage of total compensation. For each of the Named Executive Officers in the Executive Management Bonus Plan, the targets are set at the discretion of the CEO and are approved by the Committee. The incentive targets are based on external market data provided by Meridian, internal equity considerations, and strategic objectives for corporate performance. The individual targets for the next year are reviewed annually at the fall meeting of the Committee and adjusted as deemed appropriate.
Payment amounts for the Named Executive Officers participating in this plan are made based on recommendations of the CEO and approval of the Committee. Annual incentive amounts in excess of, or below, target may be paid at the discretion of the CEO with the approval of the Committee. Before the CEO makes recommendations to the Committee regarding annual incentive payments for the other Named Executive Officers, such recommendations are discussed with Meridian. The Committee has the discretion to approve, disapprove or adjust the CEO's recommendations.
The primary criterion for annual incentive payments for the Named Executive Officers (other than the CEO) is the measurement of actual net income versus budgeted net income.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 33

Determination of Target Levels and Payout Levels
In its fall meeting, the Committee generally reviews the competitiveness of the Named Executive Officers' annual cash incentive target levels. Reviewing market data and discussing internal equity as well as strategic objectives, the Committee makes determinations concerning target levels for the upcoming year.
At its January meeting, the Committee generally reviews performance of the previous year to determine payout of the Annual Cash Incentives. Payouts for Mr. Green are determined by the Committee without Mr. Green present and are presented to the Board for ratification. Payouts for the remaining Named Executive Officers are recommended to the Committee by Mr. Green and are discussed and determined by the Committee.
Determination of 2023 Target Level and Payout for the CEO
At its October 2022 meeting, the Committee elected to set Mr. Green's annual incentive target for 2023 at 135% of his base salary earnings. For 2023, the Company’s budgeted level for net income was $711 million, representing a significant increase in budgeted expectations over the prior year. Actual performance for 2023 fell slightly below this level as the Company realized actual net income available to common shareholders inclusive of the FDIC special assessment of approximately $591 million, a record level of earnings. As previously discussed, net income exclusive of the FDIC special assessment, represents 89% of budget expectations. In light of these factors, and taking into account the Board's assessment of Mr. Green's very effective leadership, the Committee determined to award an annual incentive to Mr. Green at 90% of target, or $1,458,000. This decision was ratified by the Board and is shown in the Summary Compensation Table.
Determination of 2024 Target Level for the CEO
At its October 2023 meeting, the Committee discussed Mr. Green's annual incentive target for the 2024 performance year. In light of the Company's continued strong performance, Mr. Green's leadership and market conditions, as well as external data provided by Meridian, the Committee elected to maintain his annual target incentive at 135% for 2024. The target level for 2024 was ratified by the Board.
Determination of 2023 Target Level and Payout for the Named Executive Officers (other than the CEO)
For 2023, the Committee set the following individual targets as a percentage of 2023 base salary for the Named Executive Officers in the Executive Management Bonus Plan:

Named Executive Officer	2023 Incentive Target

Jerry Salinas	85%

Paul H. Bracher	85%

Jimmy Stead	85%

Coolidge E. Rhodes, Jr.	85%
As previously stated, our 2023 net income results, exclusive of the FDIC special assessment, fell slightly below our budgeted net income target for 2023. As a result, the CEO recommended, and the Committee approved, annual incentive payments to the other Named Executive Officers at 90% of target for 2023. The 2023 annual incentives were paid in February 2024 and are shown in the Summary Compensation Table.
Determination of 2024 Target Levels for the Named Executive Officers (other than the CEO)
In October 2023, the Committee reviewed each Named Executive Officer's incentive target level. The Committee observed that the existing target levels were somewhat below that of the prevailing external market in some instances. As a result, the Committee determined to increase the target levels for 2024 as follows:

Named Executive Officer	2024 Incentive Target

Jerry Salinas	90%

Paul H. Bracher	90%

Jimmy Stead	90%

Coolidge E. Rhodes, Jr.	90%
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 34

Long-Term Incentive Pay
Philosophy and Grant Practices
In recent years, long-term incentives have been awarded to the Named Executive Officers in the form of fifty percent performance stock units and fifty percent restricted stock units, based on the estimated economic value of awards on the date of grant. This weighting between performance stock units and restricted stock units allows us to strike a balance between performance and retention.
The value of the long-term incentive grant is determined by the Committee, taking into account a variety of factors, including the value of prior year grants when made, external market data, internal equity considerations, individual and Company performance, overall share usage, shareholder dilution and cost. No specific weighting is targeted for long-term incentive pay as a percentage of total compensation.
Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at its fall meeting. While we maintain no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information, our practice has been to grant long-term incentive awards on the date of the fall Committee meeting.
 Determination of 2023 Long-Term Incentive Awards
Consideration of Award Opportunity and Mix
During its October 2023 meeting, the Committee discussed the competitiveness of the long-term incentive program for the Named Executive Officers. In reviewing external market data provided by Meridian, the Committee observed that the long-term incentive opportunities for our Named Executive Officers were somewhat lower than the external market. In light of this comparison, the Committee determined that the long-term incentive opportunities for our Named Executive Officers should be increased to maintain market competitiveness and continue the strong alignment of executive team and shareholder interests.
In its review, the Committee determined that it was critical to continue placing a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total compensation package overall. The Committee took into account the change in the market value of Company stock as compared to the prior year, along with the Committee's desire to maintain a competitive posture as it relates to award value, and, in its discretion, awarded long-term incentives to the Named Executive Officers at increased levels over the prior year grants. For long-term incentives granted in 2023, the Committee elected to continue utilizing a mix of half performance stock units and half restricted stock units, based on the estimated economic value of the awards at the time of grant. The awards granted in 2023 are shown in the Summary Compensation Table and the 2023 Grants of Plan-Based Awards Table.
The Committee believes that the Company’s use of performance stock units and restricted stock units continues to create a strong alignment of executive team and shareholder interests.

•Performance stock units align management and shareholder interests and reward executives with shareholder value creation.

•Restricted stock units create an immediate link to shareholder interests, enhance ownership opportunities and help maintain a stable executive team.

2023 Performance Stock Units. The awards granted in 2023 include a three-year performance period beginning January 1, 2024 and ending December 31, 2026, and will be earned based on an increase in average Pre-Provision Net Revenue less Net Loan Charge-offs over the three-year period.
The Committee determined to maintain this growth metric in order to align our performance award with our strategy of achieving organic growth by meaningful expansion in existing markets.
The vesting of the performance stock units is subject to Committee certification and the exercise of discretion. The performance metric and vesting schedule were structured to align the Named Executive Officers with long-term shareholder value creation, to be competitive, and to enhance our retention efforts.
On October 24, 2023, the Committee granted performance stock units based on a market price of $84.81, the closing price of our stock on the date of grant.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 35

Reconciliation of Pre-Provision Net Revenue less Net Loan Charge-offs
For performance stock units granted in 2023, issuance is based on the measure of our achievement of growth in Pre-Provision Net Revenue less Net Loan Charge-offs, averaged over the three-year performance period, compared to the 2023 base-year amount.

Pre-Provision Net Revenue Calculation

Taxable-equivalent Net Interest Income (excluding the effects of PPP Lending)
plus
Non-Interest Income
less
Non-Interest Expense (excluding the effects of PPP Lending)
less
Net Charge-offs

2023 Pre-Provision Net Revenue less Net Loan Charge-offs (Base Year)

Taxable-equivalent Net Interest Income (excluding the effects of PPP Lending)
plus
Non-Interest Income
less
Non-Interest Expense
less
0.30% of Average Total Loans for 2023
Performance and Payout of 2020 Performance Stock Units. The performance stock units (PSUs) granted to the Named Executive Officers on October 25, 2020 were earned based on performance over a three-year performance period that began on January 1, 2021 and ended on December 31, 2023 with vesting opportunities ranging from 0% to a maximum of 150% of target. The performance criteria established by the Committee to determine the vesting of the performance stock units was based on the Return on Average Assets relative to the peer group, which aligned with the Company's peer group when the PSUs were granted.
The Committee reviewed the final ranking of the Return on Average Assets of each member of the peer group along with the Return on Average Assets of the Company at a special meeting called for that purpose on March 5, 2024. The Company achieved a 50th percentile ranking resulting in a payout to the Named Executive Officers of 100% of target.
2023 Restricted Stock Units. The awards granted in 2023 are scheduled to cliff vest three years after the date of the grant. This vesting schedule is aligned with peer and market practice and encourages long-term value creation.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 36

Benefits
Philosophy and Practice
We provide a benefits package including health and welfare and retirement benefits, to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executive Officers. The following table provides a brief summary of our retirement benefit programs and those eligible to participate:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation
401(k) Plan	A tax-qualified retirement plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests. The 401(k) Plan includes a Profit Sharing component that is also tax-qualified.
Thrift Incentive Plan	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.
Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing component of the 401(k) Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.
Retirement Plan(1)	A tax-qualified pension plan to provide for the welfare and future financial security of the employee.
Retirement Restoration Plan(1)	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.
(1)    The Retirement Plan and the Retirement Restoration Plan were frozen to new participants and for purposes of benefit accrual for existing participants on December 31, 2001. Mr. Rhodes is not a participant in these two plans because his employment with the Company commenced in 2021.
For a detailed description of the above-referenced benefit plans, see the narrative following the 2023 Pension Benefits Table. See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.
Perquisites
Philosophy and Practice
We offer perquisites for Named Executive Officers as part of a competitive offering and to provide certain conveniences that we believe are reasonable. We do not pay tax reimbursements on perquisites. Further, the Named Executive Officers pay tax on the imputed income associated with perquisites as incurred. The aggregate perquisite value received by each Named Executive Officer is shown in the All Other Compensation Table. Below is a brief summary of the perquisites provided and the rationale for their use:
Physical Examinations
The Named Executive Officers are provided the opportunity annually to undergo a physical examination with the physician of their choice with the cost to be underwritten by us subject to a cap.
Personal Financial Planning Services
The Named Executive Officers are provided the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by us subject to a cap.
Home Security Services
Home security services are provided to Named Executive Officers in certain instances.
Club Memberships
Club memberships are provided to the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 37

Use of Chartered Aircraft
A charter aircraft service is available on an as needed basis. This use of charter aircraft is primarily for the CEO to reduce travel time and related disruptions and to provide additional security, thereby increasing his availability, efficiency and productivity. Additionally, when deemed appropriate by the CEO, the charter aircraft service may be extended to the other Named Executive Officers. Mr. Green has been authorized reasonable use of the aircraft for non-business purposes. Mr. Green did not use the charter aircraft for non-business purposes in 2023. If the aircraft had been used for non-business purposes, the Named Executive Officer would incur imputed income in connection with such usage. Imputed income rates are determined using the Standard Industry Fare Level.
Life Insurance
Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000.
Policies Applicable to Named Executive Officers
Change-in Control-Severance Plan
We maintain a Change-in-Control Severance Plan (the "Change in Control Plan") that applies to our Named Executive Officers as well as certain other key employees. Under the Change in Control Plan:

•Mr. Green would be eligible for severance payments of three times base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination.

•The remaining Named Executive Officers would be eligible for severance payments of two times base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination.
The Committee established the change in control benefits at their current level to be competitive, with a primary intent to:

•Help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•Help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•Provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.
Benefits under the Change in Control Plan would become available if within two years following a change in control the Named Executive Officer's employment is terminated (i) other than for cause or (ii) for good reason. Cause is generally defined in the Change in Control Plan as an executive's: (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to us; or (3) conviction of a felony. Good reason is generally defined as the occurrence of one or more of the following (without the executive's consent): (1) a significant change or reduction in the executive’s responsibilities; (2) an involuntary transfer of the executive to a location that is 50 miles farther than the distance between the executive’s current residence and our headquarters; (3) a significant reduction in the executive’s current compensation; (4) the failure of any successor to us to assume the executive's participation in the Change in Control Plan; or (5) any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.
Change in Control is generally defined to be:
•An acquisition of beneficial ownership of 20% or more of our common stock by an individual, corporation, partnership, group, association or other person;
•Certain changes in the composition of a majority of the Board; or
•Certain other events involving a merger or consolidation of us or a sale of substantially all of our assets.
The Change in Control Plan also provides for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Green, and two years for the remaining Named Executive Officers following termination of employment without cause or for good reason. The Change in Control Plan does not provide for any tax gross-up payments. Instead, the Change in Control Plan contains a "net-better" cutback provision, meaning that an executive’s severance and other change in control benefits would be cut back to the level that eliminates the excise taxes due to excess parachute payments if such a cutback would put the executive in a better after-tax position than receiving the severance and other change in control benefits and paying the corresponding excise tax.
Under the Change in Control Plan, if the executive becomes entitled to the severance benefits described above, all stock options that did not otherwise vest in conjunction with the change in control would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted stock units. Additionally, the performance metric on any outstanding performance stock units would be determined to have been earned as of the change in control date, but the
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 38

award itself would continue to be subject to the time-based vesting for the remainder of the performance period. The 2015 Omnibus Incentive Plan that was approved by our shareholders in 2015 and the proposed 2024 Equity Incentive Plan provide for "double-trigger" vesting of equity-based awards following a change in control.
Under the Change in Control Plan, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.
The Committee believes that the Change in Control Plan is consistent with our objective to remain competitive as compared to the external marketplace and with our executive compensation program. The Change in Control Plan does not affect decisions to be made regarding other elements of compensation. For detailed estimated payments upon a qualifying termination following a change in control, please see the Change in Control Payments Table below.
We do not maintain any other severance policies or employment contracts for our Named Executive Officers.
Stock Ownership Guidelines
The Committee maintains stock ownership guidelines for executive officers and directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and CEO	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Non-Management Directors	Five times Annual Cash Retainer
For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations: (i) stock owned outright or under direct ownership control; (ii) unvested restricted stock units; (iii) deferred stock units; and (iv) shares owned through Company retirement plans. Unearned performance stock unit awards are not counted as stock ownership for purposes of the Stock Ownership Guidelines.
Any new participants are given five years from the date they become an eligible participant to reach the guideline. Each participant's actual ownership level is compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually. All Named Executive Officers who have been in their eligible position for five years or more have satisfied and remain in compliance with the guidelines.
Anti-Hedging and Anti-Pledging
The Company's Insider Trading Policy prohibits directors and executive officers from engaging in speculative transactions, including hedging or pledging the Company's securities.
Clawback Policy

In October 2023, we adopted the Cullen/Frost Bankers, Inc. Clawback Policy (the "Clawback Policy") that is designed to comply with, and will be interpreted in a manner consistent with, Section 10D and Rule 10D-1 of the Exchange Act and the applicable rules of the NYSE. Under our Clawback Policy, in the event of an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct a material error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company must recover erroneously awarded incentive-based compensation previously paid to the Company’s executive officers in accordance with the terms of such Clawback Policy. Furthermore, under the Clawback Policy, the Company is prohibited from indemnifying any executive officer or former executive officer against the loss of erroneously awarded incentive-based compensation.
Tax and Accounting Considerations
The Committee makes recommendations to the Board regarding Named Executive Officer compensation in accordance with our compensation philosophy and continues to believe that attracting, retaining and motivating our employees with a compensation program that supports long-term value creation is in the best interests of our shareholders. In reaching decisions on executive compensation, the Committee, as well as the Board, considers the tax and accounting consequences, including that compensation in excess of $1 million paid to covered executive officers in calendar year 2023 generally will not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986 (the Code).
Conclusion
The Committee strongly believes that our 2023 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 39

2023 Compensation
2023 Summary Compensation Table
The Table below gives information on compensation for the Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Phillip D. Green	2023	1,200,000	3,400,043	1,458,000	—	429,811	6,487,854
Chairman of the Board and CEO of Cullen/Frost and Frost Bank	2022	1,100,000	3,174,997	1,787,500	—	305,599	6,368,096
	2021	927,000	2,900,022	1,158,750	—	200,541	5,186,313

Jerry Salinas	2023	630,000	819,980	481,950	19,633	67,739	2,019,302
Group Executive Vice President and CFO of Cullen/Frost and Frost Bank	2022	600,000	789,986	624,000	—	56,581	2,070,567
	2021	528,300	615,009	462,263	—	33,888	1,639,460

Paul H. Bracher	2023	650,000	827,053	497,250	—	63,019	2,037,322
President of Cullen/Frost and Frost Bank and Group EVP, Chief Banking Officer of Frost Bank	2022	605,000	800,062	629,200	—	57,765	2,092,027
	2021	535,500	619,914	468,563	4,772	40,622	1,669,371

Jimmy Stead	2023	625,000	785,027	478,125	563	54,498	1,943,213
Group Executive Vice President and Chief Consumer Banking and Technology Officer of Cullen/Frost and Frost Bank	2022	550,000	749,948	572,000	—	42,010	1,913,958
	2021	412,500	600,049	386,719	—	26,318	1,425,586

Coolidge E. Rhodes, Jr.	2023	605,000	625,037	462,825	—	40,851	1,733,713
Group Executive Vice President and General Counsel and Corporate Secretary of Cullen/Frost and Frost Bank	2022	575,000	600,013	598,000	—	32,736	1,805,749

(1)Amounts shown in the Stock Awards column represent the FASB ASC Topic 718 grant date fair value of performance stock units and restricted stock units granted during 2023. See Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards. Amounts shown in the Stock Awards column for 2021 and 2022 similarly represent the grant date fair value of performance stock units and restricted stock units granted during those years.

The maximum payout for PSUs is 150% of PSUs granted. The table below shows the grant date fair value of PSUs granted in 2021, 2022, and 2023 at the maximum performance and payout level:

Named Executive Officer	2021 ($)	2022 ($)	2023 ($)
Phillip D. Green	3,625,017	3,968,727	4,250,092
Jerry Salinas	768,777	987,552	1,024,985
Paul H. Bracher	774,898	1,000,163	1,033,851
Jimmy Stead	750,052	937,508	981,291
Coolidge E. Rhodes, Jr.	—	750,089	781,330

See the relevant Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the years ended December 31, 2021 and 2022, respectively, for a discussion of the associated assumptions used in the valuation of stock-based compensation awards for those years.

(2)Amounts shown represent payments under the Annual Incentive Plan for the CEO (with respect to Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers).

(3)The actuarial present value for both the Retirement Plan and the Restoration Retirement Plan decreased in 2023 by $3,200 for Mr. Green and by $684 for Mr. Bracher. The actuarial present value for both the Retirement Plan and the Restoration Retirement Plan increased in 2023 for both Messrs. Salinas and Stead as shown above. Mr. Rhodes is not a participant in the Retirement Plan nor the Restoration Retirement Plan as both were frozen on December 31, 2001. See Note 10 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 40

All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Thrift Plan Match ($)(2)	Group Term Life ($)	401(k) Match ($)	Profit Sharing Contribution ($)(3)	Total ($)

Phillip D. Green	2023	327,971	52,200	1,170	19,800	28,670	429,811

Jerry Salinas	2023	15,982	18,000	474	19,800	13,483	67,739

Paul H. Bracher	2023	9,983	19,200	409	19,800	13,627	63,019

Jimmy Stead	2023	3,308	17,700	1,800	19,800	11,890	54,498

Coolidge E. Rhodes, Jr.	2023	495	13,750	630	16,500	9,476	40,851
(1)    Amounts shown include the following perquisites, as applicable:
•    Personal financial planning services;
•    Physical examinations;
•    Home security services; and
•    Club memberships.
Mr. Green’s perquisites and other personal benefits shown above include home security costs of $297,887. These costs represent both the maintenance, updating, and expansion of security services when necessary.
(2)    Cullen/Frost contributions to the Thrift Incentive Plan.
(3)    Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan. Contributions for 2023 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made on March 14, 2023 and were based on 2022 earnings.

2023 Grants of Plan-Based Awards
The following table provides information concerning non-equity awards for 2023 paid in February 2023 under the Annual Incentive Plan for the CEO (with respect to Mr. Green) and the Executive Management Bonus Plan (with respect to the other Named Executive Officers) and each grant of an equity award made to a Named Executive Officer in 2023 under the Cullen/Frost 2015 Omnibus Incentive Plan:

								All Other	Grant
								Stock	Date Fair
					Estimated Future Payments Under			Awards:	Value of	Grant Date
		Estimated Future Payments Under			Equity Incentive Plan Awards(2)			Number	All Other	Fair Value
		Non-Equity Incentive Plan Awards(1)			Threshold	Target	Maximum	of Shares	Stock	of Stock
		Threshold	Target	Maximum	Shares	Shares	Shares	or Units	Awards(3)	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)	($)

Phillip D. Green	10/24/2023	0	1,620,000	—	11,378	22,755	34,133	20,045	1,700,016	3,400,043

Jerry Salinas	10/24/2023	0	535,500	—	2,744	5,488	8,232	4,834	409,972	819,980

Paul H. Bracher	10/24/2023	0	552,500	—	2,768	5,535	8,303	4,876	413,534	827,053

Jimmy Stead	10/24/2023	0	531,250	—	2,627	5,254	7,881	4,628	392,501	785,027

Coolidge E. Rhodes, Jr.	10/24/2023	0	514,250	—	2,092	4,183	6,275	3,685	312,525	625,037
(1)    Amounts shown represent the target annual bonus for 2023.
(2)    Amounts shown represent the grant date fair value of the performance stock units granted on October 24, 2023, which are earned over a three-year performance period beginning January 1, 2024 and ending December 31, 2026. At the time awards are paid, the Named Executive Officers will be eligible to receive a dividend equivalent payment in an amount equal to the dividends that would have been paid during the performance period but only to the extent the underlying award vests.
(3)    Amounts shown represent the grant date fair value of restricted stock unit awards granted on October 24, 2023, which fully vest on the third anniversary of their grant date. The grant date fair value was $84.81 per share of restricted stock unit, which was the closing price of our common stock on the date of grant. Dividend equivalent payments are paid on awards of restricted stock units at the same rate as dividends paid to shareholders generally, which was $0.87 per share in the first and second quarters of 2023 and $0.92 per share in the third and fourth quarters of 2023.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 41

Holdings of Previously Awarded Equity
The following table sets forth outstanding equity awards held by each of our NEOs as of December 31, 2023:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Award Vesting Date

Phillip D. Green	10/27/15	34,505	—	—	65.11	10/27/25	—	—	—	—	—

	10/27/20	—	—	—	—	—	16,917	1,835,325	—	—	10/27/24

	10/26/21	—	—	—	—	—	11,125	1,206,951	11,938	1,295,154	10/26/24

	10/25/22	—	—	—	—	—	11,097	1,203,914	11,900	1,291,031	10/25/25

	10/24/23	—	—	—	—	—	20,045	2,174,682	22,755	2,468,690	10/24/26

							59,184	6,420,872	46,593	5,054,875	—

Jerry Salinas	10/27/20	—	—	—	—	—	3,647	395,663	—	—	10/27/24

	10/26/21	—	—	—	—	—	2,359	255,928	2,532	274,697	10/26/24

	10/25/22	—	—	—	—	—	2,761	299,541	2,961	321,239	10/25/25

	10/24/23	—	—	—	—	—	4,834	524,441	5,488	595,393	10/24/26

							13,601	1,475,572	10,981	1,191,329	—

Paul H. Bracher	10/28/14	9,820	—	—	78.92	10/28/24	—	—	—	—	—

	10/27/15	11,500	—	—	65.11	10/27/25	—	—	—	—	—

	10/27/20	—	—	—	—	—	3,684	399,677	—	—	10/27/24

	10/26/21	—	—	—	—	—	2,378	257,989	2,552	276,866	10/26/24

	10/25/22	—	—	—	—	—	2,796	303,338	2,999	325,362	10/25/25

	10/24/23	—	—	—	—	—	4,876	528,997	5,535	600,492	10/24/26

							13,734	1,490,002	11,086	1,202,720	—

Jimmy Stead	10/27/20	—	—	—	—	—	2,068	224,357	—	—	10/27/24

	10/26/21	—	—	—	—	—	2,302	249,744	2,470	267,970	10/26/24

	10/25/22	—	—	—	—	—	2,621	284,352	2,811	304,965	10/25/25

	10/24/23	—	—	—	—	—	4,628	502,092	5,254	570,006	10/24/26

							11,619	1,260,545	10,535	1,142,942	—

Coolidge E. Rhodes, Jr.	10/26/21	—	—	—	—	—	1,630	176,839	1,750	189,858	10/26/24

	10/25/22	—	—	—	—	—	2,097	227,504	2,249	243,994	10/25/25

	10/24/23	—	—	—	—	—	3,685	399,786	4,183	453,814	10/24/26

							7,412	804,128	8,182	887,665	—
(1)All options are fully vested.
(2)All restricted stock units granted in 2020 fully vest on the fourth anniversary of their grant date. All restricted stock units granted in 2021, 2022, and 2023 fully vest on the third anniversary of their grant date. As discussed previously, all Named Executive Officers were awarded restricted stock units in 2023. In the case of the restricted stock units, should the Named Executive Officer retire at or above the age of 65, the units will continue to vest following retirement.
(3)Market value of stock awards shown above are valued at $108.49 per share, the closing price of CFR stock on December 29, 2023, the last trading day of our fiscal year.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 42

2023 Option Exercises and Stock Vested
The following table sets forth the value realized by each of our Named Executive Officers as a result of the exercise of options, the vesting of restricted stock units, and the vesting of performance stock units in 2023. The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Phillip D. Green	—	—	RSU	11,966	1,072,991

			PSU	11,940	1,524,977

Jerry Salinas	—	—	RSU	2,579	231,259

			PSU	2,573	328,624

Paul H. Bracher	8,080	480,675	RSU	2,606	233,680

			PSU	2,600	332,072

Jimmy Stead	—	—	RSU	1,462	131,098

			PSU	1,460	186,471

Coolidge E. Rhodes, Jr.	—	—	—	—	—

2023 Post-Employment Benefits
The following table details the defined benefit pension plans in which Messrs. Green, Salinas, Bracher and Stead participated in 2023:

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefits(3)	Payments During Last Fiscal Year(4)

Phillip D. Green	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)	21.4167	621,138	45,075
Jerry Salinas		15.7500	493,243	22,678
Paul H. Bracher		20.3334	608,290	43,172
Jimmy Stead		2.6667	6,055	-

Phillip D. Green	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)	21.4167	848,507	61,575
Jerry Salinas		15.7500	103,995	4,781
Paul H. Bracher		20.3334	354,814	25,182
Jimmy Stead		2.6667	-	-
(1)The Retirement Plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001. Mr. Rhodes is not a participant in either plan as his employment with the Company commenced in 2021. Under the terms of the Retirement Plan and the Retirement Restoration Plan, Messrs. Green, Salinas and Bracher are eligible for retirement. Eligibility for early retirement is defined as age 55 or older with five years of service. Retirement is defined as age 65 with five years of service. Mr. Stead is not yet eligible for early retirement or for retirement.

(2)Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, we adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

(3)See Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

(4)During 2019, Mr. Green attained the age of 65, thereby becoming eligible to commence an in-service benefit under both the Retirement Plan and the Restoration of Retirement Income Plan. At that time, Mr. Green elected to begin receiving his in-service benefit and to use those funds to serve as a force for good for both our employees and the communities we serve. Mr. Green is using the benefit in its entirety to fund a Donor Advised Fund through a third-party administrator. The purpose of the fund is to allow the Company’s employees to play an active role in showing generosity to local charities operating in the communities we serve. Employees are given the opportunity to participate in determining which charities will receive the donated funds. Mr. Green does not participate in the process to determine recipients of the donated funds. During 2022, Mr. Bracher attained the age of 65 and during 2023, Mr. Salinas attained the age of 65 thereby both becoming eligible to commence an in-service benefit under both the Retirement Plan and the Restoration of Retirement Income Plan. At their respective eligibility time, Messrs. Bracher and Salinas elected to begin receiving their in-service benefit.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 43

401(k) Plan
We maintain a 401(k) plan that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 50% of eligible compensation and subject to dollar limits in accordance with IRS rules. We match 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 30 days of service in order to enroll and vest in matching contributions. Our matching contribution is initially invested in our common stock. However, employees may immediately reallocate our matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) plan.
Included in the 401(k) plan is a profit sharing component that covers all eligible employees including the Named Executive Officers. All contributions to this component of the plan are made at the discretion of the Board. Contributions are allocated to eligible participants uniformly, based upon compensation, age and other factors. Historically, contributions subject to IRS limits have approximated one to two percent of eligible salaries, which is generally defined as base salary plus cash incentives plus additional percentage adjustments for certain age levels. Participants in this profit sharing component of the plan self-direct the investment of allocated contributions by choosing from a menu of investment options. Contributions are subject to withdrawal restrictions and are vested after three years of service.
Profit Sharing Restoration Plan
We maintain a separate nonqualified profit sharing plan for certain employees, including the Named Executive Officers, whose participation in the tax-qualified profit sharing component of the 401(k) Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the profit sharing component of the 401(k) Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the profit sharing component of the 401(k) Plan. No distributions were made during 2023 from the Profit Sharing Restoration Plan to any of the Named Executive Officers.
Retirement Plan
The tax-qualified Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated) is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation (defined as base salary and cash incentives and bonuses), based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first.
Retirement Restoration Plan
The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those employees, including Messrs. Green, Salinas, Bracher and Stead whose participation in the Retirement Plan is limited by IRS rules.
Thrift Incentive Plan
We maintain a nonqualified Thrift Incentive Stock Purchase Plan (the "Thrift Incentive Plan") for certain employees, including the Named Executive Officers, whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. We use a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. The value of amounts allocated to a participant is distributed to such participant at the end of each calendar year in the form of common stock.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 44

Potential Payments Upon Termination or Change in Control
As discussed in the Compensation Discussion and Analysis section of this proxy statement, under the Change in Control Plan, each Named Executive Officer would receive severance payments representing a multiple of base salary and target annual incentive compensation plus a prorated annual incentive payment for the year of termination if the Named Executive Officer was terminated by us without cause or by the Named Executive Officer for good reason within two years following a change in control. Multiples are shown below:

Name	Change in Control Multiple

Phillip D. Green	Three Times

Jerry Salinas	Two Times

Paul H. Bracher	Two Times

Jimmy Stead	Two Times

Coolidge E. Rhodes, Jr.	Two Times
The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for either two or three years as discussed in the Compensation Discussion and Analysis. Where applicable, any potential payments under the Change in Control Plan would be made in compliance with Section 409A of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The plan does not provide for a tax gross-up payment. Instead, it includes a "net-better" benefit as previously discussed. Messrs. Stead and Rhodes would have triggered an excise tax under the scenario modeled in the Change in Control table as of December 31, 2023. However, under the "net-better" provision, neither Messrs. Stead nor Rhodes would have his benefits under the plan cut back. Please see the Change in Control table following this discussion.
There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock unit awards will not accelerate upon termination of employment other than in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65 (i.e. retirement-eligibility).
All outstanding equity awards held by the Named Executive Officers as of December 31, 2023, are subject to double-trigger change in control vesting.
For calculation purposes, the change in control and termination of employment are assumed to have occurred on December 29, 2023, the last business day of the year. The closing price of the stock on December 29, 2023, $108.49, was used to calculate the value of the unvested stock option spread and the value of the unvested restricted stock units and unvested performance stock units.
In the event of retirement of a Named Executive Officer, potential payments would consist of:
•    Stock options (that are already fully vested);
•    Restricted stock units that would vest on their original schedule;
•    Performance stock units that would vest on their original schedule;
•    Any retirement benefits commenced by the Named Executive Officer under the:
a.    Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;
b.    Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates;
c.    Profit Sharing Plan; and
d.    Profit Sharing Restoration Plan.
For more detail concerning these potential payments at the time of retirement, see the 2023 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at Fiscal Year-End Table, the Pension Benefits Table and the 2023 Post-Employment Benefits discussion above.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 45

Change in Control Qualifying Termination Payments(1)

Name	Cash Severance ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Forfeiture Under Net-Better Benefit(5)	Total ($)

Phillip D. Green	10,080,000	11,640,007	40,074	—	21,760,081

Jerry Salinas	2,866,500	2,704,293	34,530	—	5,605,323

Paul H. Bracher	2,957,500	2,730,479	24,646	—	5,712,625

Jimmy Stead	2,843,750	2,439,528	32,626	—	5,315,904

Coolidge E. Rhodes, Jr.	2,752,750	1,718,897	34,842	—	4,506,489
(1)All elements of severance pay and benefits available to the Named Executive Officers under the Change in Control Plan are attributable to "double trigger" arrangements, which require both a change in control of the Company and a subsequent termination of employment without cause or for good reason within two years.

(2)The amounts shown above as cash severance for the CEO represents severance equal to the salary and target annual incentive multiplied by three plus the prorated target annual incentive for Mr. Green on a termination of employment without cause or for good reason within two years following a change in control (as described above). The cash severance shown for the remaining Named Executive Officers represents the base salary and target annual incentive multiplied by two plus the prorated target annual incentive, in each case, on a without cause or for good reason termination (as described above).

(3)The amounts shown above represent the difference between the exercise price and the closing market price on December 29, 2023 (the last trading day of our fiscal year) on the shares underlying stock options along with the value of all unvested restricted stock units and performance stock units as of December 29, 2023 using the closing market price of $108.49 on December 29, 2023. In addition, the figures shown include accelerated dividends on the underlying performance stock units at target performance levels.

(4)The amounts shown above represent the value of three years' health and welfare benefits for Mr. Green and two years' health and welfare benefits for the remaining Named Executive Officers.

(5)Based on the assumptions described above, the payments and benefits that would have been payable to the Named Executive Officers under the Change in Control Plan or other plans would have exceeded the safe harbor limit for payments contingent on a change in control set forth in Internal Revenue Code Section 280G for Messrs. Stead and Rhodes. As a result, the payments and benefits described above would have been subject to an excise tax under Internal Revenue Code Section 4999. However, under the "net-better" provision, neither Mr. Stead nor Mr. Rhodes would have forfeited any of his payment. No excise tax would have been triggered for the remaining Named Executive Officers.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 46

Pay Versus Performance
We are providing the following information about the relationship between "compensation actually paid" to our Named Executive Officers and certain financial performance measures of the Company. For further information about how we align executive compensation with the Company's performance, see the "Compensation Discussion and Analysis" section. The Committee did not take into account this pay versus performance information while making compensation decisions described in the Compensation Discussion and Analysis section. Further, the amounts in the table below are calculated pursuant to SEC rules, but do not represent amounts actually earned or realized by the NEOs, including with respect to restricted stock units and performance stock units. For further discussion of equity compensation and values actually realized, see the 2023 Option Exercises and Stock Vested table above.

The table below provides the following information: (i) the total compensation of our CEO and the average of the total compensation of our other Named Executive Officers as reported in the Summary Compensation Table for the past four fiscal years, (ii) the compensation actually paid to our CEO and the average of the compensation actually paid to our other Named Executive Officers for the past four fiscal years and (iii) certain Company performance measures, in each case required by SEC rules.

					Value of Initial Fixed $100 Investment Based on:
	Summary of Compensation Table for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for non-CEO NEOs ($) (3)	Average Compensation Actually Paid to non-CEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	TSR Measurement Period (Years)	Net Income ($)(7)	Actual Performance Compared to Budgeted Expectations (%)(8)

2023	6,487,854	6,841,615	1,933,388	1,990,443	124.95	104.72	4	591,298	83%

2022	6,368,096	7,630,315	1,970,575	2,185,699	148.86	94.38	3	579,150	158%

2021	5,186,313	8,145,636	1,548,976	2,097,431	137.05	116.82	2	443,079	136%

2020	3,823,543	3,477,347	1,312,697	1,133,709	92.48	86.25	1	331,151	83%

(1)The amounts shown above represent Total Compensation reported for Mr. Green for each corresponding year in the "Total" column of the Summary Compensation Table.

(2)The amounts shown above represent "compensation actually paid" to Mr. Green for each corresponding year. In accordance with the requirements of Item 402(v) of Regulation S-K, we calculated Mr. Green's compensation actually paid by making certain required adjustments to Mr. Green's total compensation as reported in the Summary Compensation Table as shown in the table below. The amounts reported above do not reflect the actual amount of compensation earned by or paid to Mr. Green during the applicable year. The fair values of outstanding performance stock units are based on the same methodology used to account for such awards in our financial statements under generally accepted accounting principals and consider the probable outcomes of the underlying performance conditions.

	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Total Compensation from Summary Compensation Table	6,487,854	6,368,096	5,186,313	3,823,543

Pension Value from Summary Compensation Table	—	—	—	(117,316)
Grant Date Fair Value of Equity Awards Granted in Covered Year	(3,400,043)	(3,174,997)	(2,900,022)	(2,249,957)
Year-End Fair Value of Equity Awards Granted in Covered Year	4,407,402	2,958,436	2,801,782	3,003,492
Dividends Paid on Unvested Equity Awards	190,389	166,151	145,416	127,609
Change in Fair Value as of Prior Year-End to Covered Year-End of Unvested Equity Awards Granted in Prior Years	(462,099)	1,177,256	2,248,950	(422,799)
Change in Fair Value as of Prior Year-End to Vesting Date of Equity Awards Vested in Covered Year	(381,888)	273,265	703,672	(599,840)
Prior Year-End Fair Value of Awards Forfeited During Covered Year	—	(137,892)	(40,475)	(87,385)
Compensation Actually Paid	6,841,615	7,630,315	8,145,636	3,477,347

(3)The amounts shown above represent the average of the amounts reported for the Other Named Executive Officers in the "Total" column of the Summary Compensation Table for each applicable year. The names of each Other Named Executive Officer whose compensation was included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023 and 2022, Jerry Salinas, Paul H. Bracher, Jimmy Stead and Coolidge E. Rhodes, Jr., (ii) for 2021, Jerry Salinas, Paul H. Bracher, Jimmy Stead and Patrick B. Frost and (iii) for 2020, Jerry Salinas, Paul H. Bracher, Patrick B. Frost and William L. Perotti.

(4)The amounts shown above represent the average of the "compensation actually paid" to the Other Named Executive Officers, for each covered year. In accordance with the requirements of Item 402(v) of Regulation S-K, we calculated the average of the compensation actually paid by making certain required adjustments to the Other Named Executive Officers’ average total compensation as reported in the Summary Compensation Table as shown in the table below. The amounts reported above do not reflect the actual amount of compensation earned by or paid to the Other Named Executive Officers during the applicable year. The fair values of outstanding performance stock units are based on the same methodology used to account for such awards in our financial statements under generally accepted accounting principals and consider the probable outcomes of the underlying performance conditions.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 47

	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Total Compensation from Summary Compensation Table	1,933,388	1,970,575	1,548,976	1,312,697

Pension Value from Summary Compensation Table	(5,049)	—	(1,193)	(129,773)
Grant Date Fair Value of Equity Awards Granted in Covered Year	(764,274)	(735,002)	(558,740)	(423,749)
Year-End Fair Value of Equity Awards Granted in Covered Year	990,712	684,869	539,812	565,666
Dividends Paid on Unvested Equity Awards	33,933	25,972	26,723	25,231
Change in Fair Value as of Prior Year-End to Covered Year-End of Unvested Equity Awards Granted in Prior Years	(145,237)	220,521	402,519	(86,359)
Change in Fair Value as of Prior Year-End to Vesting Date of Equity Awards Vested in Covered Year	(53,030)	37,818	147,854	(113,481)
Prior Year-End Fair Value of Awards Forfeited During Covered Year	—	(19,054)	(8,520)	(16,523)
Compensation Actually Paid	1,990,443	2,185,699	2,097,431	1,133,709

(5)The amounts shown above represent the Company’s cumulative TSR on an assumed investment of $100 in shares of our common stock over the indicated measurement period. The cumulative TSR reported above is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the indicated measurement period by our share price at the beginning of the measurement period.

(6)The amounts shown above represent the cumulative peer group TSR on an assumed investment of $100, weighted according to the respective peer group companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P500 Bank Index included in our Annual Report on Form 10-K.

(7)The amounts shown above represent the amount of net income reflected in our audited financial statements for the covered year.

(8)The amounts shown above representing Actual Performance Compared to Budgeted Expectations is comprised of Net Income Available to Common Shareholders compared to Budgeted Net Income Available to Common Shareholders which is a GAAP measure used by the Company. While we use numerous financial and nonfinancial performance measures for the purpose of evaluating performance for our compensation programs, we have determined that Actual Performance Compared to Budgeted Expectations is the financial performance measure that, in our reasonable best assessment, represents the most important performance measure used by us to link "compensation actually paid" to the CEO and Other Named Executive Officers, for the most recently completed fiscal year, to our performance.
Most Important Financial Measures
The following is an unranked list of the most important financial performance measures used by us to link compensation actually paid to the CEO and other Named Executive Officers to our performance for the most recently completed fiscal year:
•Comparison of Actual Performance to Budgeted Expectations
•One-Year Change in Stock Price
•Growth in New Relationships/Customers
•Growth in Pre-Provision Net Revenue

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 48

Description of the Relationship Between Compensation Actually Paid and Company Performance
The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other Named Executive Officers and our net income over the four fiscal years ending December 31, 2023.
The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other Named Executive Officers and our cumulative total shareholder return over the four fiscal years ending December 31, 2023. In addition, the table below shows the relationship between our cumulative total shareholder return and our peer group total shareholder return over that same period.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 49

The graph below shows the relationship between compensation actually paid to our CEO and the average of the compensation actually paid to our other Named Executive Officers and our Actual Performance Compared to Budgeted Expectations over the four fiscal years ending December 31, 2023.

Pay Ratio
The SEC requires disclosure of the CEO to median employee pay ratio. As shown in the Summary Compensation Table, Mr. Green received total annual compensation in 2023 of $6,487,854. Our median employee’s total annual compensation was $76,044. As a result, the ratio of Mr. Green’s compensation to that of our median employee was approximately 85:1.
To identify our median employee, we used our entire workforce population as of December 31, 2021 and measured compensation based on IRS reportable wages, annualizing the pay of those employees in permanent positions but working less than the whole year. As permitted under SEC rules, we are using the same median employee for our 2023 pay ratio that we used for our 2021 and 2022 pay ratios as there has not been a significant change to our employee population, our employee compensation arrangements, our median employee or any circumstances that we believe would significantly impact our pay ratio disclosure. After identifying our median employee, we calculated 2023 annual total compensation for our median employee using the same methodology that we used to determine our CEO’s 2023 annual total compensation for the Summary Compensation Table.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 50

Stock Ownership of Section 16(a) Executive Officers and Directors
The table below lists the number of shares of our common stock beneficially owned by each of the Named Executive Officers and by all of the current directors and executive officers as a group as of March 1, 2024:

	Shares Owned(1)
Name	Amount of Beneficial Ownership (#)	Percent

Carlos Alvarez	294,000	—

Hope Andrade	—	—

Chris M. Avery (2)	40,000	—

Anthony R. Chase	1	—

Cynthia J. Comparin	1,000	—

Samuel G. Dawson	5,606	—

Crawford H. Edwards (3)	256,994	—

Patrick B. Frost (4)	750,953	1.2

David J. Haemisegger	19	—

Charles W. Matthews	3,000	—

Joseph A. Pierce	—	—

Linda B. Rutherford	—	—

Jack Willome	9,000	—

Phillip D. Green (5)	168,944	—

Jerry Salinas	59,487	—

Paul H. Bracher	164,774	—

Jimmy Stead	11,752	—

Coolidge E. Rhodes, Jr.	777	—

All current Section 16(a) directors and executive officers as a group (22 persons)	1,921,063	3.0
(1)No percent of class is shown for holdings of less than 1%. The owners have sole voting and sole investment power for the shares of our common stock reported unless otherwise indicated. The amount beneficially owned includes the following shares of our common stock that the individual had a right to acquire within 60 days upon the exercise of stock options: Messrs. Green, 34,505 and Bracher, 11,500 and all director nominees and executive officers as a group 86,995.

(2)Includes (a) 10,000 shares held by a trust of which Dr. Chris M. Avery is the trustee and Dr. Avery’s wife is sole beneficiary, (b) 13,000 shares held by limited partnership interests of which Dr. Avery is the sole general partner, and (c) 17,000 shares held by a trust of which Dr. Avery is the sole trustee.

(3)Includes (a) 24,706 shares held by a trust of which Mr. Edwards is a trustee, (b) 53,617 shares held by a trust of which Mr. Edwards is the trustee and for which voting and investment power rests with the majority of three trustees of the trust, (c) 24,706 shares held by Mr. Edwards' son for which Mr. Edwards disclaims beneficial ownership, and (d) 24,706 shares held by Mr. Edwards’ daughter for which Mr. Edwards disclaims beneficial ownership.

(4)Includes (a) 251,450 shares held by a trust of which Mr. Frost is the sole trustee and Mr. Frost and his siblings are beneficiaries. Mr. Frost disclaims beneficial ownership of these shares, (b) 57,168 shares held through a trust of which Mr. Frost is the sole trustee and Mr. Frost and his children are beneficiaries for which Mr. Frost disclaims beneficial ownership, (c) 16,871 shares held through an estate of which Mr. Frost is the executor and a beneficiary for which Mr. Frost disclaims beneficial ownership, (d) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership, (e) 2,700 shares held by separate trusts of which Mr. Frost is the sole trustee and Mr. Frost's children are beneficiaries for which Mr. Frost disclaims beneficial ownership, (f) 121,406 shares held through a trust of which Mr. Frost is the sole trustee and Mr. Frost and his siblings are beneficiaries for which Mr. Frost disclaims beneficial ownership, and (g) 1,486 shares held through a limited liability company of which Mr. Frost is the manager.

(5)Includes (a) 29,6000 shares held by trusts of which Mr. Green is a trustee, and (b) 1,100 shares held by Mr. Green's wife for which Mr. Green disclaims beneficial ownership.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 51

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION
(Item 2 On Proxy Card)
Section 14A of the Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that issuers permit a separate nonbinding "say on pay" shareholder vote to approve the compensation of executives at least every three years. The Board recommends that, consistent with the nonbinding resolution adopted by the shareholders at the 2023 annual meeting of shareholders, this vote should take place every year.
The proposal gives shareholders the opportunity to vote for, against or abstain from the following resolution:
"RESOLVED, that the compensation paid to Cullen/Frost Bankers, Inc.'s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."
Your vote is advisory, which means it will not be binding upon the Board and will not overrule any decision by the Board. However, the Compensation and Benefits Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.
We encourage you to carefully review the "Compensation Discussion and Analysis" and "2023 Compensation" sections of this proxy statement for a detailed discussion of the Company's executive compensation program.
Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent directors, in consultation with our executive compensation consulting firm, oversees our executive compensation program. The Committee regularly monitors our policies to help ensure that they reward executives for results that are consistent with shareholder interests and strong risk management.
Our Board and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board recommends you vote “FOR” the Approval of Executive Compensation.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 52

APPROVAL OF 2024 EQUITY INCENTIVE PLAN
(Item 3 On Proxy Card)

Proposal

We are asking shareholders to approve the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan.

Background

Our Board adopted the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan (the "2024 Plan"), subject to approval by the shareholders of the Company. Our current equity plan, the Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan (the "2015 Plan"), has a term of ten years and will expire in 2025.

If the 2024 Plan is approved by our shareholders, it will become effective as of April 24, 2024 and will expire on April 23, 2034. In addition, if the 2024 Plan is approved by shareholders, the Company will not, as of the 2024 Plan’s effective date, grant any future awards under the 2015 Plan. If this proposal is not approved, the 2015 Plan will remain in effect.

We recommend that shareholders approve the 2024 Plan to permit the continued use of equity-based compensation. Equity-based awards are an important part of our compensation program in order to align management and shareholder interests, help ensure our future performance, enhance stock ownership opportunities, and increase shareholder value, in each case, over the longer term.

The 2024 Plan is summarized below. The summary is qualified in its entirety by reference to the complete text of the 2024 Plan, which is attached as Appendix A to this proxy statement. Capitalized terms used in this proposal that are not otherwise defined have the meanings given to them in the 2024 Plan.

Highlights of the 2024 Plan

The maximum number of shares available under the 2024 Plan will be 2,350,000 shares of the Company’s common stock plus the number of authorized shares of the Company’s common stock that remain available under the 2015 Plan, which is approximately 203,411 shares as of March 1, 2024.

The 2024 Plan includes features that are designed to protect shareholder interests and promote strong corporate governance, including:

•No liberal share recycling. Shares delivered to pay the exercise price or to satisfy tax withholding obligations may not be reused for future awards.

•Best practices for options and stock appreciation rights. The 2024 Plan prohibits grants of discounted options or stock appreciation rights ("SARs"), and the repricing of options or SARs without stockholder approval.

•Limitation on dividends and dividend equivalent payments. Dividends and dividend equivalents may be paid on awards subject to performance conditions only to the extent such conditions are met. Further, dividend equivalents may not be granted with respect to options and SARs.

•No transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution.

•No single-trigger change in control vesting. The 2024 Plan provides for double-trigger change in control vesting.

•Limitation on Director Awards. The maximum number of shares for which awards under the 2024 Plan may be granted to any Nonemployee Director in any calendar year shall be 50,000 shares.

The 2024 Plan’s share reserve is expected to be sufficient for approximately 10 years, based on our historical rate of issuing equity awards. However, the actual duration of the share reserve will depend on currently unknown factors, such as changes in participation, future grants practices, competitive market practices, acquisitions and divestitures, forfeiture rates, and the Company’s stock price.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 53

The following table sets forth certain information about the equity awards that are outstanding under all equity compensation plans, including the 2015 Plan, the 2005 Omnibus Incentive Plan and the 2007 Outside Director Incentive Plan (collectively, the “Prior Plans”), in all cases as of March 1, 2024:

Total number of shares remaining for future grants under the 2015 Plan[1]	203,411
Number of shares relating to outstanding stock options under the Prior Plans[2]	454,121
Number of shares outstanding of full-value awards (i.e., shares subject to awards of restricted stock units and performance share units)[3]	889,599
Weighted average remaining term of outstanding options under the Prior Plans (in years)	1.16
Weighted average exercise price of outstanding options under the Prior Plans	$70.88
(1)The 2015 Plan is our only equity compensation plan with shares remaining available for future grants as of March 1, 2024. The number of shares remaining available for future grants under the 2015 Plan reflects PSUs at maximum payout. As of the Effective Date, the shares available for grant under the 2015 Plan will be transferred to the 2024 Plan.
(2)No SARs were outstanding as of March 1, 2023.
(3)The number of shares underlying the outstanding PSUs assumes the maximum performance level.

The table below shows our historical burn rate over the past three years for the 2015 Plan:

2015 Omnibus Incentive Plan	2021	2022	2023	Weighted Average

Shares/Units Granted	147,284	177,085	325,774	216,714
Weighted Average Shares Outstanding for Period	63,612,658	64,156,870	64,204,239	63,991,256
Burn Rate	0.23%	0.28%	0.51%	0.34%

Overhang provides a measure of potential dilution. As of March 1, 2024, the record date, there were 64,217,211 shares of the Company’s common stock outstanding, approximately 1,343,720 shares were subject to outstanding equity awards under all of the Company’s equity compensation plans, and 203,411 shares were available for future awards under the 2015 Plan. Accordingly, the fully diluted overhang as of the record date was 2.35%, and had the 2,350,000 shares being requested under this proposal been available for grant as of the record date, the fully diluted overhang would have increased by 337 basis points to 5.72%.

Key Terms of the 2024 Plan

Purpose

The purpose of the 2024 Plan is to foster and promote the long-term financial success of the Company by (i) motivating superior performance by means of performance-related incentives, (ii) encouraging and providing for the acquisition of an ownership interest in the Company by Participants, and (iii) enabling the Company to attract and retain qualified and competent persons as employees of the Company and to serve as members of the Board of Directors of the Company and whose judgment, interest and performance are required for the successful operation of the Company.

Administration of the 2024 Plan

The Compensation and Benefits Committee of the Board (the "Committee") is generally responsible for administering the 2024 Plan and has the discretionary power to:

•interpret the terms and intent of the 2024 Plan and any 2024 Plan-related documentation;
•determine eligibility for awards and the terms and conditions of awards; and
•adopt 2024 Plan-related rules, regulations, forms, instruments, and guidelines.

Determinations of the Committee made under the 2024 Plan will be final and binding. The Committee may delegate its administrative duties and powers under the 2024 Plan to one or more of its members or to one or more officers, agents or advisors of the Company and its subsidiaries and affiliates. The Committee may also delegate to one or more officers the power to designate other employees (other than executive officers) to be recipients of awards.

Eligibility and Participation

Individuals eligible to participate in this 2024 Plan include all Employees, Nonemployee Directors and Third Party Service Providers. Participants who are selected by the Committee will be eligible to participate in the 2024 Plan. As of the record
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 54

date, the Company had approximately 5,686 Employees and 12 Nonemployee Directors. In the last equity grant award cycle, approximately 645 Employees and 11 Nonemployee Directors received grants.

Shares Available for Awards

The maximum number of shares available under the 2024 Plan will be 2,350,000 shares of the Company’s common stock plus the number of authorized shares of the Company’s Common Stock that remain available under the 2015 Plan.

Shares covered by an award will be counted against the shares available under the 2024 Plan only to the extent that such shares are issued. However, any shares that are withheld to pay the exercise price of an option, to reflect the grant price of a SAR, or to satisfy tax withholding obligations associated with an award granted under the 2024 Plan will not, in each case, be available again for grant under the 2024 Plan. Shares related to awards that are (i) terminated by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, (ii) settled for cash in lieu of shares or (iii) exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, will, in each case, be available again for grant under the 2024 Plan.

Types of Awards

Under the 2024 Plan, the Committee may grant various types of awards. A description of each of the types of awards is set forth below.

Stock Options

The 2024 Plan permits the Committee to grant options to purchase the Company's common stock. Stock options can be both incentive stock options (ISOs) and nonqualified stock options (NQSOs). The exercise price for stock options cannot be less than the fair market value of the Company’s common stock on the date of grant. Fair market value under the 2024 Plan may be determined by reference to market prices on a particular trading day or on an average of trading days. The exercise price may be paid with cash or its equivalent or, subject to the sole discretion of the Committee, with previously acquired shares of Company common stock, by means of a broker-assisted exercise or by other means approved by the Committee. The expiration date for stock options cannot be later than the tenth anniversary of the date of grant.

Stock Appreciation Rights

The Committee may grant SARs under the 2024 Plan. The grant price of a SAR cannot be less than the fair market value of the Company’s common stock on the date of grant. SARs cannot be exercised later than the tenth anniversary of the date of grant.

SARs may be exercised on such terms as the Committee determines. Upon exercise of a SAR, the holder will receive payment from the Company in an amount equal to the product of (i) the excess of the fair market value of the Company’s common stock subject to the SAR and (ii) the number of shares of Company common stock with respect to which the SAR is exercised. Such payment shall be made in cash, shares of Company common stock or a combination thereof.

Restricted Stock and Restricted Stock Units

Under the 2024 Plan, the Committee may award shares of restricted stock and restricted stock units. Restricted stock awards consist of shares of Company common stock that are transferred to the Participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units are awards that result in a transfer of shares of Company common stock, cash or a combination thereof to the Participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current shareholder of the Company and is entitled to dividend and voting rights, whereas a holder of restricted stock units is treated as a shareholder only to the extent that shares of Company common stock are delivered in the future. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Performance Share Units

Under the 2024 Plan, the Committee may grant performance share units. Performance share units may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee. A Participant’s performance share unit award will be determined based on the attainment of written objective performance goals approved by the Committee for the specified Performance Period.

Other Stock-Based Awards

Under the 2024 Plan, the Committee may grant equity-based or equity-related awards, referred to as "other stock-based awards," other than stock options, SARs, restricted stock, restricted stock units or performance shares. The terms and conditions of each other stock-based award will be determined by the Committee. Payment under any other stock-based awards will be made in Company common stock or cash, as determined by the Committee.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 55

Transferability

The 2024 Plan provides that awards shall not be transferable other than by will or the laws of descent and distribution, except as the Committee otherwise expressly determines or consents.

Amendment of Awards or the 2024 Plan

The Committee may at any time alter, amend, modify, suspend, or terminate an outstanding award or the 2024 Plan in whole or in part. No amendment of an outstanding award may adversely affect the rights of a Participant under the award without the Participant's consent, unless specifically provided for in the 2024 Plan. No amendment of the 2024 Plan will be made without shareholder approval if shareholder approval is required by applicable law. Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines it is appropriate for the 2024 Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the Company’s shareholders.

Termination of Employment

The Committee will determine how each award will be treated following termination of the Participant’s employment with or service for the Company, including the extent to which unvested portions of the award will be forfeited and the extent to which options, SARs, or other awards requiring exercise will remain exercisable.

Limits on Awards to Nonemployee Directors

The maximum number of shares for which awards under the 2024 Plan may be granted to any Nonemployee Director in any calendar year shall be 50,000 shares.

Change in Control of the Company

The 2024 Plan provides for "double trigger" vesting of awards in connection with a change in control of the Company. This means that awards granted under the 2024 Plan will vest if (i) a change in control of the Company occurs and (ii) the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for "good reason" (based on the definition of that term, if any, under the applicable award agreement). To the extent an award is subject to performance-based vesting, the performance goals will be deemed to have been earned based on the greater of targeted performance and actual performance attained as of the effective date of the change in control and the awards will remain subject to time-based vesting for the remainder of the applicable performance period (subject to accelerated vesting as described above).

The Company may also determine that all outstanding awards will be cancelled upon a change in control, and the value of those awards, as determined by the Committee in accordance with the terms of the 2024 Plan and the applicable award agreement, will be paid out in cash, shares of the Company’s common stock or other property within a reasonable time subsequent to the change in control. Further, in the event of a change in control of the Company, the Committee may, in its sole discretion, terminate stock options or stock appreciation rights for which the exercise price or grant price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction without payment of consideration.

Under the 2024 Plan, a change in control may be triggered if:

•a person becomes the beneficial owner of 20% or more of the Company’s then-outstanding securities eligible to vote for the election of the Board of Directors;
•a merger, consolidation, statutory share exchange or other similar form of corporate transaction involving the Company or one of its subsidiaries that requires approval of the Company’s shareholders is consummated, unless, immediately following such transaction, (1) the Company's shareholders own more than 60% of the surviving corporation’s securities eligible to elect the directors of the surviving corporation, (2) no person beneficially owns 20% or more of the surviving corporation’s securities eligible to elect the directors of the surviving corporation and (3) at least 50% of the directors of the surviving corporation were members of the Board of Directors of the Company prior to the transaction;
•during a period of two consecutive years, Directors serving on the Board of Directors of the Company at the beginning of such period cease to constitute a majority of the Board; or
•a liquidation, dissolution or sale of all or substantially all of the Company’s assets is approved.

Certain Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences of the issuance and receipt of awards that may be granted under the 2024 Plan under the law as in effect on the date of this proxy statement. This summary does not cover federal employment tax or other federal tax consequences associated with awards under the 2024 Plan, nor does it address state, local, or non-United States tax consequences. Participants who are granted awards
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 56

under the 2024 Plan should consult their own tax advisors to determine the tax consequences based on their particular circumstances.

Incentive Stock Options

A Participant will not be subject to tax upon the grant of an ISO or upon the exercise of an ISO. However, the excess of the fair market value of the shares of Company common stock on the date of exercise over the exercise price paid will be included in a Participant's alternative minimum taxable income. Whether a Participant is subject to the alternative minimum tax will depend on the Participant’s particular circumstances. The Participant's basis in the shares received will be equal to the exercise price paid, and the Participant’s holding period in the shares will begin on the day following the date of exercise.

If a Participant disposes of the shares of Company common stock on or after the later of (i) the second anniversary of the grant date of the ISO and (ii) the first anniversary of the exercise date of the ISO (the "statutory holding period"), the Participant will recognize capital gain or loss in an amount equal to the difference between the amount realized on such disposition and the Participant's basis in the shares. If a Participant disposes of the shares before the end of the statutory holding period, the Participant will have engaged in a "disqualifying disposition." As a result, the Participant will be subject to tax:

•on the excess of the fair market value of the shares on the exercise date (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income; and
•on the excess, if any, of the amount realized on the disqualifying disposition over the fair market value of the shares on the exercise date, as capital gain.

If the amount a Participant realizes from a disqualifying disposition is less than the exercise price paid (i.e., the Participant’s basis) and the loss sustained upon such disposition would otherwise be recognized, a Participant will not recognize any ordinary income from such disqualifying disposition and instead the Participant will recognize a capital loss. In the event of a disqualifying disposition, the Company or one of its subsidiaries can generally deduct the amount recognized as ordinary income by the Participant.
The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (“employment taxes”) do not apply upon the exercise of an ISO or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the ISO.

Nonqualified Stock Options

A Participant will not be subject to tax upon the grant of an NQSO. Upon exercise of an NQSO, an amount equal to the excess of the fair market value of the shares of Company common stock acquired on the exercise date over the exercise price paid is taxable to the Participant as ordinary income, and such amount is generally deductible by the Company or one of its subsidiaries. This amount of income will be subject to income tax withholding and employment taxes. The Participant’s basis in the shares of Company common stock received will equal the fair market value of the shares on the exercise date, and the Participant’s holding period in such shares will begin.

Restricted Stock

A Participant generally will not be subject to tax upon receipt of an award of shares of Company common stock subject to forfeiture conditions and transfer restrictions (the "restrictions") under the 2024 Plan. Upon lapse of the restrictions, the Participant will recognize ordinary income equal to the fair market value of the shares of Company common stock on the date of lapse, and such income will be subject to income tax withholding and employment taxes. If any dividends are paid on such shares prior to the lapse of the restrictions they will be includible in the Participant’s income when they are paid to the Participant and will be taxed as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

Restricted Stock Units and Performance Share Units

A Participant will not be subject to tax upon the grant of a restricted stock unit or performance share unit. Upon vesting of the restricted stock unit or performance share unit, the fair market value of the shares of Company common stock covered by the award (and/or the amount of cash) on the vesting date will be subject to employment taxes. Upon distribution of the cash and/or shares underlying the restricted stock unit or performance share unit, the Participant will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by us or one of our subsidiaries. This amount of income will generally be subject to income tax withholding on the date of distribution. If any dividend equivalent amounts are paid to the Participant, they will be includible in the Participant’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Other Federal Income Tax Consequences

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 57

In general, under Section 162(m) of the Internal Revenue Code, remuneration paid by a public company to its chief executive officer or any of its other top three named executive officers (excluding the chief financial officer), ranked by pay, is not deductible to the extent it exceeds $1,000,000 for any year.

Under the so-called "golden parachute" provisions of the Internal Revenue Code, the accelerated vesting of stock options and benefits paid under other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether Participants have received compensatory payments, contingent on the change of control, in excess of certain limits. If these limits are exceeded, a portion of the amounts payable to the Participant may be subject to an additional 20% federal tax and may be nondeductible to the corporation.

Certain awards under the 2024 Plan may constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. Such awards are intended to be designed and administered so that they comply with, or are exempt from, Section 409A to avoid the imposition of additional tax, penalties, and interest on the Participant.

2024 Plan Benefits

The benefits or amounts under the 2024 Plan that will be received by or allocated to the Company's CEO, other Named Executive Officers, other executive officers, employees who are not executive officers and Directors are discretionary and, accordingly, are not presently determinable. The awards granted in 2023 would not have changed if the 2024 Plan had been in place instead of the 2015 Plan and are set forth in the following table and, for our Named Executive Officers, in the Summary Compensation Table and the Grants of Plan Based Awards Table, and for our Directors, in the Directors Compensation Table.

	Stock-Based Awards
	Dollar Value	Number of Shares/Units
Name and Principal Position	($)	(#)

Phillip D. Green	3,400,043	42,800
Chairman of the Board and CEO of Cullen/Frost and Frost Bank

Jerry Salinas	819,980	10,322
Group Executive Vice President and CFO of Cullen/Frost and Frost Bank

Paul H. Bracher	827,053	10,411
President of Cullen/Frost and Frost Bank and Group Executive Vice President, Chief Banking Officer of Frost Bank

Jimmy Stead	785,027	9,882
Group Executive Vice President and Chief Consumer Banking and Technology Officer of Cullen/Frost and Frost Bank

Coolidge E. Rhodes, Jr.	625,037	7,868
Group Executive Vice President and General Counsel and Corporate Secretary of Cullen/Frost and Frost Bank

Current Executive Group (including Named Executive Officers)	10,092,103	126,681

Non-Executive Director Group	879,805	8,503

Non-Executive Officer Employee Group	13,451,690	157,351

Additional Information Regarding Cullen/Frost’s Equity Compensation Plans

The following table provides information as of December 31, 2023 regarding equity based compensation awards outstanding and available for future grants, segregated between equity compensation plans approved by shareholders and equity compensation plans not approved by shareholders. The information with respect to the total number of shares available for future grants set forth in the table includes 205,090 shares available for future grant under the 2015 Plan as of December 31, 2023. The table does not include information regarding the 2024 Plan. If the 2024 Plan is approved by shareholders, the Company will not, as of the 2024 Plan’s Effective Date, grant any future awards under the 2015 Plan.

Plan Category	Number of Shares Issued Upon Exercise of Outstanding Awards	Weighted Average Exercise Price of Outstanding Awards	Number of Shares Available for Future Grants
Plans approved by shareholders	1,373,965	$71.25	205,090
Plans not approved by shareholders	—	—	—
Total	1,373,965	$71.25	205,090

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 58

The Board recommends that you vote "FOR" the approval of the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 59

AUDIT COMMITTEE REPORT
The purpose of the Audit Committee is to assist the Board in its oversight of: (i) the integrity of Cullen/Frost's financial statements; (ii) Cullen/Frost's compliance with legal and regulatory requirements; (iii) the independent auditors' qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost's internal audit function. The Audit Committee operates pursuant to a written charter that is available on Cullen/Frost's website at investor.frostbank.com. The Committee met five times in 2023. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is "financially literate" and that at least one member of the Audit Committee has "accounting or related financial management expertise," in each case within the meaning of the NYSE's rules. In addition, the Board has determined that Mr. Chase, Ms. Comparin and Mr. Haemisegger are "audit committee financial experts" within the meaning of the SEC's rules.
Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost's financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of Cullen/Frost's annual consolidated financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management's assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board's Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.
Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2023 that was previously filed with the SEC.

Cynthia J. Comparin, Committee Chair	David J. Haemisegger

Hope Andrade	Charles W. Matthews

Anthony R. Chase	Linda B. Rutherford

Samuel G. Dawson

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 60

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
(Item 4 On Proxy Card)
The Board recommends that the shareholders of Cullen/Frost ratify the appointment of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP has audited the financial statements of Cullen/Frost since 1969.
Neither our articles of incorporation nor our bylaws require that the shareholders ratify the appointment of Ernst & Young LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in our best interest and our shareholders.
The table below shows the aggregate fees paid or to be paid to Ernst & Young LLP for professional services related to fiscal years 2023 and 2022:

	2023 ($)	2022 ($)

Audit Fees(1)	1,731,400	1,509,815

Audit-Related Fees(2)	221,500	191,600

Tax Fees(3)	296,193	204,675

All Other Fees	—	—

Total Fees	2,249,093	1,906,090
(1)Audit fees include fees for the audit of management's assessment of the effectiveness of our internal control over financial reporting.
(2)Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Frost Wealth Advisors operations.
(3)Tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.
The Audit Committee pre-approves each audit and non-audit service provided to us by Ernst & Young LLP. Pursuant to the Audit Committee's charter, the Audit Committee has delegated to the Audit Committee chair the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst & Young LLP and that an appropriate response is made directly to the shareholder.

The Board recommends that you vote "FOR" the ratification of Ernst & Young as the Company's independent auditors for fiscal year end 2024.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 61

PRINCIPAL SHAREHOLDERS
Based on filings made under Section 13(g) of the Exchange Act, as of March 1, 2024, the only persons known by us to be beneficial owners of more than 5% of our outstanding common stock were as follows:

	Voting Authority		Investment Authority		Amount of Beneficial Ownership	Percent of Class
Name and Address	Sole (#)	Shared (#)	Sole (#)	Shared (#)

The Vanguard Group	—	21,369	6,325,587	87,256	6,412,843	10.01%
100 Vanguard Boulevard Malvern, PA 19355

Aristotle Capital Management, LLC	5,815,325	—	6,242,873	—	6,242,873	9.75%
1100 Santa Monica Blvd, Suite 1700 Los Angeles, CA 90025

BlackRock, Inc.	5,608,803	—	5,851,996	—	5,851,996	9.1%
55 East 52nd Street New York, NY 10055

State Street Corporation	—	374,911	—	4,006,644	4,006,644	6.26%
One Lincoln Street Boston, MA 02111

Cullen/Frost Bankers, Inc.	25,985	2,925,735	11,478	520	3,695,341	5.8%
P.O. Box 1600 San Antonio, TX 78296(1)
(1)Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost's subsidiary bank, Frost Bank or through participation of the Cullen/Frost 401(k) Plan. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of several of its nominees, are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports with the SEC relating to their ownership and changes in ownership of our common stock. Based on information provided by our directors and executive officers and a review of such reports, we believe that all required reports were filed on a timely basis during 2023 with the exception of one late Form 3 report for Mr. Willome for one transaction and one late Form 4 report for one transaction for Mr. Kasanoff and, aside from previously reported delinquent reports, during prior fiscal years with the exception of one late Form 4 report for one transaction for Mr. Chase.
RECORD DATE AND VOTING RIGHTS
The close of business on March 1, 2024, has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our common stock, par value $0.01 per share. On March 1, 2024, there were 64,217,211 shares of common stock outstanding, with each share entitled to one vote.
Proxies
All shares of our common stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the thirteen nominees to serve on the Board for a one-year term that will expire at the 2025 annual meeting of shareholders, for the non-binding approval of executive compensation, for the approval of the 2024 Plan, for the ratification of Ernst & Young LLP to act as our independent auditors for the 2024 fiscal year, and in the discretion of the persons named as proxies, with respect to any other business that may properly come before the meeting.
A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 111 West Houston Street, Suite 100, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will supersede any proxy previously given.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 62

Quorum and Voting Requirements
A quorum of shareholders is required to hold a valid meeting and to take action at that meeting on specific matters. In general, a quorum will exist if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. Abstentions and broker non-votes are counted as “present” for establishing a quorum.

Proposal	Vote Required	Abstentions	Broker Non-Votes

Election of Directors
Majority of the votes cast by the holders of our common stock entitled to vote at any meeting for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such a meeting, the directors shall be elected by a plurality of the votes cast by the holders of our common stock entitled to vote at such meeting at which a quorum is present.
A majority of the votes cast means that the number of votes cast "for" the election of a director must exceed the number of votes cast "against" that director.
		Not counted as votes cast either "for" or "against" any nominee for director.	Not counted as votes cast either "for" or "against" any nominee for director.

Nonbinding Approval of Executive Compensation
The affirmative vote of the holders of a majority of the shares of our common stock having voting power on this proposal and who are present in person or represented by proxy at the Annual Meeting. In voting for this matter, shares may be voted "for", "against" or "abstain."
This resolution is advisory only and will not be binding upon us or the Board.
		Same effect as a vote against.	No effect on the outcome.

2024 Equity Incentive Plan
The affirmative vote of the holders of a majority of the shares of our common stock having voting power on this proposal and who are present in person or represented by proxy at the Annual Meeting. In voting for this matter, shares may be voted "for", "against" or "abstain."
		Same effect as a vote against.	No effect on the outcome.

Ratification of EY	The affirmative vote of the holders of a majority of the shares of our common stock having voting power on this proposal and who are present in person or represented by proxy at the Annual Meeting. In voting for this matter, shares may be voted "for", "against" or "abstain."	Same effect as a vote against.	Broker discretionary voting is allowed.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers who do not provide voting instructions, and instead must submit a so-called "broker non-vote" unless they are permitted to vote the shares in their discretion under the rules of any national securities exchange of which they are members. Under the rules of the NYSE, a member broker that holds shares in street name for customers has authority to vote on certain "routine" items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as our independent auditors is a "routine" item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item.
    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 63

If you hold shares of our common stock through the Cullen/Frost 401(k) Stock Purchase Plan and do not provide voting instructions to the plan’s trustees or administrators, such shares will be voted in the same proportion as the shares beneficially owned through such plan for which voting instructions are received, unless otherwise required by law.
Expenses of Solicitation
We will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, our directors, officers, and employees may solicit proxies by telephone, email, in person or by other means of communication. We have also retained Okapi Partners LLC ("Okapi") to assist with the solicitation of proxies. Our directors, officers, and employees will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. We have requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of our common stock. We will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

Householding

For eligible shareholders who share an address, we will only deliver one proxy statement, the annual report, or the notice of internet availability of proxy materials, unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver a separate copy of this proxy statement, the annual report, or the notice of internet availability of proxy materials to a shareholder at a shared address to which a single copy of the document was delivered upon written request to: Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, TX 78205. Shareholders may also address future requests for separate delivery of the proxy statement, annual report, or notice of internet availability of proxy materials or for delivery of a single copy where they are currently receiving multiple copies, by contacting us at the address listed above.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING

Type of Proposal	Rule 14a-8 proposals for inclusion in 2025 proxy statement	Other proposals to be presented at the 2025 annual shareholder meeting	Universal proxy access for 2025 annual shareholder meeting

Rules	SEC rules and our bylaws permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the shareholder's proposal meet the requirements specified in SEC Rule 14a-8.	Our bylaws require that any shareholder proposal, including a director nomination, that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at next year’s annual meeting must be received at our principal executive offices no earlier than 90 days and no later than 60 days before the date of the annual meeting (anticipated to be April 30, 2025).	SEC rules permit shareholders to solicit proxies in support of director nominees, other than our nominees, if the requirements of Rule 14a-19 are met.

Deadline for Submitting Proposal	Proposals must be received at our principal executive offices no later than November 15, 2024.	Proposals must be received at our principal executive offices no earlier than January 30, 2025 and no later than March 1, 2025.	Proposals must be received at our principal executive offices no later than February 23, 2025.

Where to Send Proposal	Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 111 West Houston Street, Suite 100, San Antonio, Texas 78205

What to Include	Proposals must conform to and include the information required by SEC Rule 14a-8.	Proposals must include the information required by our bylaws.	Proposals must include the information required by our bylaws as well as conform to and include the information required by SEC Rule 14a-19.
If the date of the 2025 annual meeting is changed, the dates set forth above may change.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 64

FORWARD-LOOKING STATEMENTS
Certain statements contained in this proxy statement that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. See our Annual Report on Form 10-K for further discussion. Forward-looking statements speak only as of the date on which such statements are made. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
OTHER MATTERS
We know of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.
A copy of our 2023 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Investor Relations, 111 West Houston Street, Suite 100, San Antonio, Texas 78205. Shareholders may obtain copies of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for our Audit Committee, Compensation and Benefits Committee, Corporate Governance and Nominating Committee, Risk Committee and Technology Committee, by writing to Investor Relations at the same address. In addition, copies are available on our website at investor.frostbank.com.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
The mailing address of our principal executive office is 111 West Houston Street, Suite 100, San Antonio, Texas 78205. We are pleased to provide shareholders with access to our proxy materials over the Internet at www.proxydocs.com/CFR, which will be available by March 15, 2024. Beginning on or about March 15, 2024, we will send to our shareholders who have elected notice and access, by mail or email, an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting containing instructions on how to access the proxy materials over the internet and vote online. This method offers a convenient, cost-effective and environmentally friendly way for shareholders to review the materials and vote. The notice is not a proxy card and cannot be used to vote. If you receive the notice and would like to receive paper copies of the proxy materials, please follow the instruction in the notice and the materials will be mailed to you. Shareholders who do not receive the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting will continue to receive a paper copy of our proxy materials, which will be sent on or about the same day.

    CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT PAGE 65

CULLEN/FROST BANKERS, INC.
2024 Equity Incentive Plan

Article 1. Establishment, Purpose and Duration
1.1    Establishment. Cullen/Frost Bankers, Inc., a Texas corporation, establishes an incentive compensation plan to be known as Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan, as set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, and Other Stock-Based Awards. This Plan was approved by the Board of Directors on February 6, 2024, and shall become effective upon shareholder approval on April 24, 2024 (the “Effective Date”) and shall remain in effect as provided in Section 1.3. This Plan and each Award granted hereunder are conditioned on and shall be of no force or effect until the Plan is approved by the shareholders of the Company.
1.2    Purpose of this Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Participants, and (c) enabling the Company to attract and retain qualified and competent persons as employees of the Company and to serve as members of the Board and whose judgment, interest and performance are required for the successful operations of the Company.
1.3    Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate the day before the tenth anniversary of the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rule and Regulations of the Exchange Act.
2.2    “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Share Units, or Other Stock-Based Awards, in each case subject to the terms of this Plan and the applicable Award Agreement.
2.3    “Award Agreement” means either (i) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet or other non-paper Award Agreements, and the use of electronic, Internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
2.4    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.5    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.6    “Cause” means, unless otherwise defined under an applicable Award Agreement, in the judgment of the Committee:
(a)    material misconduct of the Participant,
(b)    continued failure of the Participant to perform essential job functions other than due to disability,
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-1

(c)    the conviction of the Participant by a court of competent jurisdiction of a felony or entering the plea of guilty or nolo contendere to a felony by the Participant,
(d)    the commission by the Participant of an act of theft, fraud, dishonesty or insubordination that is materially detrimental to the Company or any Subsidiary, or
(e)    a material breach by the Participant of any material written policy of the Company.
2.7    A “Change in Control” means, except as may otherwise be provided in an Award Agreement, the occurrence of any one of the following events occurs:
(a)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (b) below) in which Company Voting Securities are acquired from the Company, if a majority of the incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change of Control under this paragraph (a) or
(b)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the Beneficial Owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) unless a majority of the incumbent Directors approve a resolution providing expressly that such Beneficial Ownership shall not apply to the relevant Business Combination and result in a Change in Control under this paragraph (b) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination, or
(c)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or (b) of this section) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, (the “incumbent Directors”) cease for any reason to constitute a majority thereof; or
(d)    Approval by the shareholders of the Company and the subsequent consummation of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change of Control of the Company shall not be deemed to occur solely because any person acquires or holds Beneficial Ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company, such person becomes the Beneficial Owner of additional Company Voting Securities that increases the
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-2

percentage of outstanding Company Voting Securities beneficially owned by such person, a Change of Control of the Company shall then occur.
Notwithstanding the foregoing, for purposes of any Award subject to Section 409A of the Code, a Change in Control shall not occur unless such transaction or series of related transactions, constitutes a change in ownership of the Company, a change of effective control of the Company, a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a change on control within the meaning of Section 409A of the Code; provided, however, if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such Award shall be paid when it would otherwise have been paid but for the Change in Control.
2.8    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
2.9    “Commission” means the Securities and Exchange Commission.
2.10    “Committee” means, for purposes of Awards granted to Employees, the Compensation and Benefits Committee of the Board or a subcommittee thereof or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Committee shall be constituted to comply with the requirements of Rule 16b-3 promulgated by the Commission under the Exchange Act, or such rule or any successor rule thereto which is in effect from time to time, and any applicable listing or governance requirements of any securities exchange on which the Company’s Shares are listed. For Awards that may be granted to Directors, the Plan shall be administered by the Nonemployee Directors. For Awards that may be granted to appropriate Third-Party Service Providers, the Plan shall be administered by the Committee. The term "Committee" shall refer to the Compensation Committee and Benefits Committee of the Board or such other committee appointed by the Board with respect to Awards granted to Employees, shall refer to all Nonemployee Directors with respect to awards granted to Directors, and shall refer to the entire Board with respect to awards that may be granted to Third-Party Service Providers.
2.11    “Company” means Cullen/Frost Bankers, Inc., and any successor thereto as provided in Section 20.22.
2.12    “Director” means any individual who is a member of the Board of Directors of the Company.
2.13    “Disability” means a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the job responsibilities which such Participant held or tasks to which such Participant was assigned at the time the disability was incurred and which is expected to be permanent or for an indefinite period. With respect to any Award that constitutes deferred compensation under Code Section 409A and is subject to Code Section 409A, the Committee may not find that a Disability exists with respect to the applicable Participant unless, in the Committee’s opinion, such Participant is also “disabled” within the meaning of Code Section 409A.
2.14    “Dividend Equivalent” has the meaning set forth in Section 16.
2.15    “Effective Date” has the meaning set forth in Section 1.1.
2.16    “Employee” means any individual performing services for the Company, an Affiliate or a Subsidiary and designated as an employee of the Company, Affiliate or the Subsidiary on its payroll records. An Employee shall not include any individual during any period the individual is classified or treated by the Company, Affiliate or Subsidiary as an independent contractor, a consultant or an employee of an employment, consulting or temporary agency or any other entity other than the Company, Affiliate or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified, as a common-law employee of the Company or Subsidiary during such period. An individual shall not cease to be an Employee in the case of (i) any unpaid leave of absence approved by the Company or (ii) transfers between locations of the Company or among the Company, or any Affiliate or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, any Incentive Stock
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-3

Option held by a Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
2.17    “Exchange Act” means the Securities Exchange Act of 1934.
2.18    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.19    “Fair Market Value” means, as applied to a specific date, the price of a Share that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on any established stock exchange or national market system, including, without limitation, the New York Stock Exchange (“NYSE”) and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless otherwise specified in an Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a Share on the New York Stock Exchange (or, on such other established stock exchange or national market system, as determined by the Committee in its sole discretion, if Shares are not listed on the NYSE), or if no sales of Shares shall have occurred on such exchange on the applicable date the closing price of the Shares on such exchange on the next preceding date on which there were such sales. Notwithstanding the foregoing, if Shares are not traded on any established stock exchange or national market system, the Fair Market Value means the price of a Share as established by the Committee acting in good faith based on a reasonable valuation method that is consistent with the requirements of Section 409A of the Code and the regulations thereunder.
2.20    “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan by the Committee (or such later date as specified in advance by the Committee) or, in the case of an Award granted to a Nonemployee Director, the date on which such Award is approved by the Board (or such later date as specified in advance by the Board).
2.21    “Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7.
2.22    “Incentive Stock Option” or “ISO” means an Award granted pursuant to Article 6 that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422 or any successor provision.
2.23    “Insider” shall mean an individual who is, on the relevant date, an officer (as defined in Rule 16a-1(f) (or any successor provision) promulgated by the Commission under the Exchange Act) or Director of the Company, or a more than 10% Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.
2.24    “Nonemployee Director” means a Director who is not an Employee.
2.25    “Nonqualified Stock Option” means an Award granted pursuant to Article 6 that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.26    “Option” means an Award granted to a Participant pursuant to Article 6, which Award may be an Incentive Stock Option or a Nonqualified Stock Option.
2.27     “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan that is granted pursuant to Article 11.
2.28    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
2.29     “Performance Period” means the period of time during which pre-established performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.30    “Performance Share Unit” means an Award granted pursuant to Article 10.
2.31    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals
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or upon the occurrence of other events as determined by the Committee, in its discretion) as provided in Articles 8 and 9.
2.32    “Plan” means the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan, as the same may be amended from time to time.
2.33    “Prior Plans” means Cullen/Frost Bankers, Inc. 2015 Omnibus Incentive Plan, as amended, the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan, as amended and restated, the Cullen/Frost Bankers, Inc. 2007 Outside Directors Incentive Plan.
2.34    “Restricted Stock” means an Award granted pursuant to Article 8.
2.35    “Restricted Stock Unit” means an Award granted pursuant to Article 9.
2.36    “Share” means a share of common stock, par value $0.01 per share, of the Company.
2.37    “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7.
2.38    “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than 50% of the total combined voting power of all classes of stock.
2.39    “Termination of Service” means the following:
(a)    for an Employee, the date on which the Employee is no longer an Employee;
(b)    for a Nonemployee Director, the date on which the Nonemployee Director is no longer a member of the Board; and
(c)    for a Third-Party Service Provider, the date on which such individual no longer provides substantial services on a regular basis to the Company as determined by the Committee in its discretion.
With respect to any payment of an Award subject to Code Section 409A, a Termination of Service shall mean a “separation from service” within the meaning of Code Section 409A.
2.40    “Third-Party Service Provider” means any consultant, agent, advisor or independent contractor who renders bona fide services to the Company, or an Affiliate or a Subsidiary that (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (b) do not directly or indirectly promote or maintain a market for the Company’s securities, and (c) are provided by a natural person who has contracted directly with the Company or Subsidiary to render such services.
Article 3. Administration
3.1    General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, its Affiliates, and its Subsidiaries, and all other interested individuals. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.
3.2    Authority of the Committee. Subject to any express limitations set forth in the Plan, the Committee shall have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of the Plan including, but not limited to, the following:
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-5

(a)    To determine from time to time which of the persons eligible under the Plan shall be granted Awards, when and how each Award shall be granted, what type or combination of types of Awards shall be granted, the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares or cash pursuant to an Award and the number of Shares or amount of cash subject to an Award;
(b)    To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration.
(c)    To correct any defect, supply any omission or reconcile any inconsistency in the Plan and all Award Agreements in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective or to cure any error or mistake and determine disputed facts related thereto; provided that, with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Participant’s Award, (i) the affected Participant shall file a written claim with the Committee for review, explaining the reasons for such claim, and (ii) the Committee’s decision must be written and must explain the decision;
(d)    To approve forms of Award Agreements for use under the Plan;
(e)    To determine Fair Market Value of a Share in accordance with Section 2.19 of the Plan;
(f)    To amend the Plan or any Award Agreement as permitted in the Plan;
(g)    To adopt sub-plans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, but unless otherwise superseded by the terms of such sub-plans and/or special provisions, the provisions of the Plan shall govern;
(h)    To authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award;
(i)    To determine whether Awards will be settled in Shares, cash or in any combination thereof;
(j)    To determine whether Awards will provide for Dividend Equivalents;
(k)    To establish a program whereby Participants designated by the Committee may reduce compensation otherwise payable in cash in exchange for Awards under the Plan;
(l)    To authorize a program permitting eligible Participants to surrender outstanding Awards in exchange for newly granted Awards subject to any applicable shareholder approval requirements set forth in Section 19.1 of the Plan;
(m)    To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares, including, without limitation, restrictions under an insider trading policy and restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(n)    To provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of Shares; and
(o)    To waive any restrictions, conditions or limitations imposed on an Award at the time the Award is granted or at any time thereto including, but not limited to, forfeiture, vesting and treatment of Awards upon a Termination of Service.
(p) To permit Participants to elect to defer payments of Awards; provided that any such deferrals shall comply with applicable requirements of the Code, including Code Section 409A.
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-6

3.3    Delegation. To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. To the extent permitted by applicable law, the Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to either an Employee who is an officer (as defined in Rule 16a-1(f)); (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
Article 4. Shares Subject to This Plan and Maximum Awards
4.1    Number of Shares Authorized and Available for Awards. Subject to adjustment as provided under Section 4.3, the total number of Shares that are available for Awards shall be the sum of (i) 2,350,000 and (ii) the number of Shares remaining available for grant under the Prior Plans. Such Shares may be authorized and unissued Shares, treasury Shares, or Shares purchased by the Company in the open market, or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of the Shares may be allocated to Incentive Stock Options. Solely for the purpose of applying the limitation set forth in this Section 4.1, the number of shares available for issuance under the Plan shall be reduced by one (1.00) Share for every one (1.00) Share granted in respect of an Award.
Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be granted under the Plan. Available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available for grant under the Plan, subject to applicable stock exchange requirements.
4.2    Share Usage. The Committee shall determine the appropriate method for determining the number of Shares available for grant under the Plan, subject to the following:
(a)    Any Shares related to an Award granted under the Plan or Prior Plans that on or after the Effective Date terminates by expiration, forfeiture, cancellation or otherwise without the issuance of the Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares shall be available again for grant under this Plan.
(b)    Any Shares that are withheld by the Company or tendered by a Participant (by either actual delivery or attestation) on or after the Effective Date (i) to pay the Exercise Price of an Option granted under the Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under the Plan, shall not become available again for grant under the Plan.
(c)    Any Shares that were subject to a stock-settled SAR or stock-settled Option granted under the Plan that were not issued upon the exercise of such SAR or Option on or after the Effective Date shall not become available again for grant under this Plan.
(d)    Any Shares that were purchased by the Company on the open market with the proceeds from the exercise of a Stock Option shall not become available again for grant under this Plan.
(e)    Solely for the purpose of applying the limitation set forth in Section 4.1, the number of shares available for issuance under the Plan shall be increased by one (1.00) Share for every one (1.00) Share granted in respect of an Award that again becomes available for grant pursuant to Section 4.2(a).
4.3    Adjustments. All Awards shall be subject to the following provisions:
(a)    In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the recapitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse
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stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction (each, a “Corporate Transaction”), the Committee, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, (i) the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, (ii) the number and kind of Shares subject to outstanding Awards, (iii) the Exercise Price or Grant Price applicable to outstanding Awards, and (iv) other value determinations applicable to outstanding Awards.
(b)    In addition to the adjustments permitted under paragraph (a) above, the Committee, in its sole discretion, may make such other adjustments or modifications in the terms of any Awards that it deems appropriate to reflect any Corporate Transaction, including, but not limited to, modifications of performance goals and changes in the length of Performance Periods. In addition, adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, (ii) the substitution of other property (including, without limitation, other securities and securities of entities other than the Company that agree to such substitution) for the Shares available under this Plan or the Shares covered by outstanding Awards including arranging for the assumption, or replacement with new awards, of Awards held by Participants, and (iii) in connection with any sale of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Participants employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the sale of such Subsidiary.
Article 5. Eligibility and Participation
5.1    Eligibility to Receive Awards. Individuals eligible to participate in this Plan include all Employees, Nonemployee Directors and Third-Party Service Providers.
5.2    Participation in the Plan. Subject to the provisions of this Plan, the Committee may, from time to time, select from all individuals eligible to participate in the Plan those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.
5.3    Award Agreements. The Committee shall have the exclusive authority to determine the terms of an Award Agreement evidencing an Award granted under this Plan, subject to the provisions herein. The terms of an Award Agreement need not be uniform among all Participants or among similar types of Awards.
Article 6. Stock Options
6.1    Grant of Options. Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of an Option shall be evidenced by an Award Agreement, which shall specify whether the Option is in the form of a Nonqualified Stock Option or an Incentive Stock Option.
6.2    Exercise Price. The Exercise Price for each grant of an Option shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement evidencing such Option; provided, however, the Exercise Price must be at least equal to 100% of the Fair Market Value of a Share as of the Option’s Grant Date, subject to adjustment as provided for under Section 4.3.
6.3    Term of Option. The term of an Option granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no Option shall be exercisable later than the tenth anniversary of its Grant Date.
6.4    Exercise of Option. An Option shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
6.5    Payment of Exercise Price. An Option shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the
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Exercise Price. The Exercise Price of any exercised Option shall be payable to the Company in accordance with one of the following methods to the extent permitted under a Participant’s applicable Award Agreement:
(a)    In cash or its equivalent;
(b)    By tendering (either by actual delivery or by attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price;
(c)    By a cashless (broker-assisted) exercise;
(d)     By a net exercise;
(e)    By any combination of (a), (b), (c); or (d);
(f)    By any other method approved or accepted by the Committee in its sole discretion.
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or Shares, as applicable.
6.6    Special Rules Regarding ISOs. Notwithstanding any provision of the Plan to the contrary, an Option granted in the form of an ISO to a Participant shall be subject to the following rules:
(a)    Special ISO definitions:
(i)    “Parent Corporation” shall mean as of any applicable date a corporation in respect of the Company that is a parent corporation within the meaning of Code Section 424(e).
(ii)    “ISO Subsidiary” shall mean as of any applicable date any corporation in respect of the Company that is a subsidiary corporation within the meaning of Code Section 424(f).
(iii)    A “10% Owner” is an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent Corporation or any ISO Subsidiary.
(b)    Eligible employees. An ISO may be granted solely to eligible Employees of the Company, Parent Corporation, or ISO Subsidiary.
(c)    Specified as an ISO. An Award Agreement evidencing the grant of an ISO shall specify that such grant is intended to be an ISO.
(d)    Exercise Price. The Exercise Price for each grant of an ISO shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Exercise Price must be at least equal to 100% of the Fair Market Value of a Share as of the ISO’s Grant Date (in the case of 10% owners, the Exercise Price may not be not less than 110% of such Fair Market Value), subject to adjustment provided for under Section 4.3.
(e)    Right to exercise. Any ISO granted to a Participant shall be exercisable during a Participant’s lifetime solely by such Participant.
(f)    Exercise period. The period during which a Participant may exercise an ISO shall not exceed ten years (five years in the case of a Participant who is a 10% owner) from the date on which the ISO was granted.
(g)    Termination of Service. In the event a Participant has a Termination of Service due to death or Disability, the Participant (or, in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) shall have the right to exercise the Participant’s ISO award during the period specified in the applicable Award Agreement solely to the extent the Participant had the right to exercise the ISO on the date of his death or Disability; as applicable; provided, however, that such period may not exceed one year from the date of such Termination of Service or if shorter, the remaining term of the ISO. In the event a Participant has a Termination of Service for reasons other than death or Disability, the Participant shall have the right to exercise the Participant’s ISO during the period specified in the applicable Award
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Agreement solely to the extent the Participant had the right to exercise the ISO on the date of such Termination of Service; provided, however, that such period may not exceed three months from the date of such Termination of Service or if shorter, the remaining term of the ISO.
(h)    Dollar limitation. To the extent that the aggregate Fair Market Value of (a) the Shares with respect to which Options designated as Incentive Stock Options plus (b) the shares of stock of the Company, Parent Corporation and any ISO Subsidiary with respect to which other Incentive Stock Options are exercisable for the first time by a holder of such Incentive Stock Options during any calendar year under all plans of the Company and ISO Subsidiary exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, (a) Options shall be taken into account in the order in which they were granted, and (b) the Fair Market Value of the Shares shall be determined as of the time the Option or other incentive stock option is granted.
(i)    Duration of plan. No ISO may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board and (b) the Effective Date.
(j)    Notification of disqualifying disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO, such Participant shall notify the Company of such disposition within 30 days thereof. The Company shall use such information to determine whether a disqualifying disposition as described in Code Section 421(b) has occurred.
(k)    Transferability. No ISO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided, however, that at the discretion of the Committee, an ISO may be transferred to a grantor trust under which Participant making the transfer is the sole beneficiary.
Article 7. Stock Appreciation Rights
7.1    Grant of SARs. SARs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of SARs shall be evidenced by an Award Agreement.
7.2    Grant Price. The Grant Price for each grant of a SAR shall be determined by the Committee and shall be specified in the Award Agreement evidencing the SAR; provided, however, the Grant Price must be at least equal to 100% of the Fair Market Value of a Share as of the Grant Date, subject to adjustment as provided for under Section 4.3.
7.3    Term of SAR. The term of a SAR granted to a Participant shall be determined by the Committee, in its sole discretion; provided, however, no SAR shall be exercisable later than the tenth anniversary date of its Grant Date.
7.4    Exercise of SAR. A SAR shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.
7.5    Notice of Exercise. A SAR shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the SAR is to be exercised.
7.6    Settlement of SARs. Upon the exercise of a SAR, pursuant to a notice of exercise properly completed and submitted to the Company in accordance with Section 7.5, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of (a) and (b) below:
(a)    The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price.
(b)    The number of Shares with respect to which the SAR is exercised.
Payment shall be made in cash, Shares or a combination thereof as provided for under the applicable Award Agreement.
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Article 8. Restricted Stock
8.1    Grant of Restricted Stock. Restricted Stock may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Restricted Stock shall be evidenced by an Award Agreement.
8.2    Nature of Restrictions. Each grant of Restricted Stock shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)    A requirement that a Participant pay a stipulated purchase price for each Share of Restricted Stock;
(b)    Restrictions based upon the achievement of specific performance goals;
(c)    Time-based restrictions on vesting following the attainment of the performance goals;
(d)    Time-based restrictions; or
(e)    Restrictions under applicable laws and restrictions under the requirements of any stock exchange or market on which such Shares are listed or traded.
8.3    Issuance of Shares. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse. Shares of Restricted Stock covered by each Restricted Stock grant shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapsed (including satisfaction of any applicable tax withholding obligations) at which time certificates representing such Shares may be transferred to the Participant or such Shares may be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, as determined in the discretion of the Committee.
8.4    Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.2, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion: The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from the Company.
8.5    Voting Rights. As set forth in a Participant’s applicable Award Agreement, the Committee shall determine the extent to which a Participant holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares.
8.6    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.
Article 9. Restricted Stock Units
9.1    Grant of Restricted Stock Units. Restricted Stock Units may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion. A grant of a Restricted Stock Unit or Restricted Stock Units shall not represent the grant of Shares but shall represent a promise to deliver a corresponding number of Shares or the value of each Share based upon the completion of service, performance conditions, or such other terms and conditions as specified in the applicable Award Agreement over the Period of Restriction. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement.
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9.2    Nature of Restrictions. Each grant of Restricted Stock Units shall be subject to a Period of Restriction that shall lapse upon the satisfaction of such conditions and restrictions as are determined by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions or restrictions may include, without limitation, one or more of the following:
(a)    A requirement that a Participant pay a stipulated purchase price for each Restricted Stock Unit;
(b)    Restrictions based upon the achievement of specific performance goals;
(c)    Time-based restrictions on vesting following the attainment of the performance goals;
(d)    Time-based restrictions; and/or
(e)    Restrictions under applicable laws or under the requirements of any stock exchange on which Shares are listed or traded.
9.3    Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder or the Shares corresponding to any Restricted Stock Units granted hereunder.
9.4    Settlement and Payment of Restricted Stock Units. Unless otherwise elected by the Participant as permitted under the Award Agreement, or otherwise provided for in the Award Agreement, Restricted Stock Units shall be settled upon the date such Restricted Stock Units vest. Such settlement shall be made in Shares unless otherwise specified in the Award Agreement.
Article 10. Performance Share Units
10.1    Grant of Performance Share Units. Performance Share Units may be granted to Participants in such number, and upon such terms and at any time and from time to time as shall be determined by the Committee, in its sole discretion. Each grant of Performance Share Units shall be evidenced by an Award Agreement. A Participant’s Performance Share Unit Award will be determined based on the attainment of written objective performance goals approved by the Committee for the specified Performance Period.
10.2    Adjustments. For each fiscal year of the Company, the Committee may (i) designate additional business criteria on which the performance goals may be based or (ii) provide for objectively determinable adjustments, modifications or amendments to any of the performance criteria on which the performance goals are based, as the Committee may deem appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under generally accepted accounting principles (“GAAP”), (D) related to discontinued operations that do not qualify as a segment of business under GAAP or (E) attributable to the business operations of any entity acquired by the Company during the fiscal year). The Committee may provide in any Award that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments, or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions or divestitures, (f) foreign exchange gains and losses or (g) gains and losses that are treated as extraordinary items under Accounting Standards Codification Topic 225. The Committee shall retain the discretion to adjust such Awards, either on a formula or discretionary basis or any combination, as the Committee determines, in its sole discretion.
10.3    Determination of Performance. Following the completion of each Performance Period, the Committee will have the sole discretion to determine whether the applicable performance goals have been met with respect to a given Participant and ascertain the amount of the applicable Performance Share Unit Award.
10.4    Form and Timing of Payment of Performance Share Units. The number of Performance Share Units determined by the Committee for the Performance Period will be paid to such Participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period. The Company shall pay any such Performance Share Units in the form of Shares unless otherwise specified in the Award Agreement. Any Shares paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee.
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Article 11. Other Stock-Based Awards
The Committee may grant Other Stock-Based Awards not otherwise described by the terms of this Plan to a Participant in such amounts and subject to such terms and conditions as the Committee shall determine, in its sole discretion. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. Each grant of Other Stock-Based Awards shall be evidenced by an Award Agreement. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee, in its sole discretion. Payment, if any, with respect to Other Stock-Based Awards shall be made in accordance with the terms of the applicable Award Agreement, in cash, Shares or a combination of both as determined by the Committee in its sole discretion.
Article 12. Effect of Termination of Service
Each Award Agreement evidencing the grant of an Award shall provide for the following:
(a)    The extent to which a Participant shall vest in or forfeit such Award following the Participant’s Termination of Service.
(b)    With respect to an Award in the form of an Option or SAR, the extent to which a Participant shall have the right to exercise the Option or SAR following the Participant’s Termination of Service.
The foregoing provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with each Participant, need not be uniform among all Award Agreements and may reflect distinctions based on the reasons for termination.
Article 13. Transferability of Awards and Shares
13.1    Transferability of Awards. Except as provided in Section 13.2, Awards shall not be transferable other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order entered into by a court of competent jurisdiction; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation of this Section 13.1 shall be null and void.
13.2    Committee Action. The Committee may, in its discretion, approve a Participant’s transfer of an Award (except in the case of an ISO), on such terms and conditions as the Committee deems appropriate, either (i) to the Participant’s “Immediate Family” (as defined below), (ii) to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
13.3    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired by a Participant under the Plan as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded or under any blue sky or state securities laws applicable to such Shares.
Article 14. Nonemployee Director Awards
14.1    Awards to Nonemployee Directors. The Committee shall recommend and the Board shall approve all Awards to Nonemployee Directors. The terms and conditions of any grant of any Award to a Nonemployee Director shall be set forth in an Award Agreement.
14.2    Awards in Lieu of Fees. The Board may permit a Nonemployee Director the opportunity to receive an Award in lieu of payment of all or a portion of future director fees (including, but not limited to, cash retainer fees and meeting fees) or other type of Awards pursuant to such terms and conditions as the Board may prescribe and set forth in an applicable sub-plan or Award Agreement.
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14.3    Annual Award Limits. Notwithstanding any provision of the Plan to the contrary, the maximum aggregate number of Shares for which Options, SARs, Restricted Stock Restricted Stock Units and Other Stock Based Awards that may be granted to any Nonemployee Director in any calendar year shall be 50,000 shares, respectively (for avoidance of the doubt, this limit applies separately to each type of Award).
Article 15. Effect of a Change in Control
15.1    Double-Trigger Change in Control Vesting
(a)    Except as otherwise provided in an applicable Award Agreement, in the event of a Change in Control, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange applicable to the Company, if the employment of a Participant is terminated by the Company without Cause or by the Participant for “good reason” (based on the definition of that term, if any, as set forth in the applicable Award Agreement) within the twenty-four (24) month period following such Change in Control:

(i)    any and all Options and SARs granted under the Plan will become both vested and immediately exercisable as of the date of such termination of employment;

(ii)    any restrictions imposed on Restricted Stock and Restricted Stock Units will lapse, and Restricted Stock Units will become both vested and immediately payable as of the date of such termination of employment;

(iii)    any outstanding Performance Share Units will become both vested and immediately payable as of the date of such termination of employment; and

(iv)    any Other Stock-Based Awards will become both vested and immediately payable as of the date of such termination of employment.
(b)    In the event of a Change in Control, the payout opportunities attainable under all outstanding Performance Share Units will be deemed to have been earned based on the greater of targeted performance and actual performance being attained as of the effective date of the Change in Control and such Performance Share Units will remain subject to time-based vesting for the remainder of the applicable performance period, subject to accelerated vesting in accordance with Section 15.1(a).
Notwithstanding the foregoing, in the event of a Change in Control, the Committee may determine that all outstanding Awards will be cancelled upon a Change in Control, and the value of such Awards, as determined by the Committee in accordance with the terms of the Plan and the Award Agreement, will be paid out in cash, Shares or other property within a reasonable time subsequent to the Change in Control; provided, that (i) no such payment will be made on account of an Incentive Stock Option using a value higher than the Fair Market Value of a share of Stock on the date of settlement and (ii) prior to the occurrence of a Change in Control, the Committee may determine to cancel without any payment or other consideration any Options and SARs having, as applicable, an Exercise Price or Grant Price per share at the time of the Change in Control that is equal to or greater than the value of the consideration received by shareholders of the Company in respect of a Share in connection with the Change in Control.
Article 16. Dividends and Dividend Equivalents
16.1    Payment of Dividends on Restricted Stock. With respect to an Award of Restricted Stock, the Committee may grant or limit the right of a Participant to receive dividends declared on Shares that are subject to such Award granted to the Participant; provided, however, that in the case of an Award of Restricted Stock as to which vesting depends upon the satisfaction of one or more performance conditions, such dividends shall be subject to the same performance conditions, as the underlying Award. Dividends shall be converted to and paid in cash or additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee and set forth in the applicable Award Agreement.
16.2    Payment of Dividend Equivalents on Awards Other than Options, SARs and Restricted Stock. Except for Options, SARs and Restricted Stock, the Committee may grant Dividend Equivalents to a Participant based on the dividends declared on Shares that are subject to any Award granted to the Participant, with such Dividend Equivalents credited to the Participant as of the applicable dividend payment dates that occur during a period determined by the Committee; provided however, that in the case of an Award as to which vesting depends upon the satisfaction of one or more performance conditions, such Dividend Equivalents shall be subject to the same performance conditions as the underlying Award. Dividend
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Equivalents shall be converted to and paid in cash or additional Shares or Awards by such formula and at such time and subject to such limitations as may be determined by the Committee.
Article 17. Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form or based upon procedures prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.
Article 18. Rights of Participants
18.1    Employment. Nothing in this Plan or an Award Agreement shall (a) interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment with the Company or any Subsidiary at any time or for any reason not prohibited by law or (b) confer upon any Participant any right to continue the Participant’s employment or service as a Director or Third-Party Service Provider for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Subsidiary and, accordingly, subject to Articles 3 and 19, this Plan and the benefits hereunder may be amended or terminated at any time in the sole and exclusive discretion of the Board or Committee without giving rise to any liability on the part of the Company, any Subsidiary, the Committee or the Board.
18.2    Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
18.3    Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
Article 19. Amendment and Termination
19.1    Amendment and Termination of the Plan and Awards.
(a)    Subject to subparagraphs (b) and (c) of this Section 19.1 and Section 19.3 of the Plan, the Board may at any time amend or terminate the Plan or any outstanding Award Agreement.
(b)    Except as provided for in Section 4.3, the terms of an outstanding Award Agreement may not be amended, without prior shareholder approval, to:
(i)    reduce the Exercise Price of an outstanding Option or to reduce the Grant Price of an outstanding SAR,
(ii)    cancel an outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price or Grant Price, as applicable, that is less than the Exercise Price of the cancelled Option or the Grant Price of the cancelled SAR, as applicable, or
(iii)    cancel an outstanding Option with an Exercise Price that is less than the Fair Market Value of a Share on the date of cancellation or cancel an outstanding SAR with a Grant Price that is less than the Fair Market Value of a Share on the date of cancellation in exchange for cash or another Award.
(c)    Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan. Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-15

extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the Company’s shareholders.
19.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. By accepting an Award under this Plan, a Participant agrees to any adjustment to the Award made pursuant to this Section 19.2 without further consideration or action.
19.3    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Sections 19.2 and 19.4, no termination or amendment of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
19.4    Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 19.4 to the Plan and any Award without further consideration or action.
19.5    Deferred Compensation. Unless otherwise indicated in the applicable Award Agreement, it is not intended that any Award under this Plan, in form and/or operation, will constitute “deferred compensation” within the meaning of Code Section 409A and, therefore, it is intended that each Award will not be subject to the requirements applicable to deferred compensation under Section 409A of the Code and the regulations thereunder. All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. If an Award constitutes “deferred compensation” as defined under Code Section 409A, in each case to the extent required to comply with Section 409A, (a) any payment due upon a Participant’s termination of Employment will be paid only upon such Participant’s separation from service from the Company within the meaning of Section 409A; (b) if the Participant is a “specified employee” within the meaning of Section 409A, any payment to be made with respect to such Award in connection with the Participant’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (c) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment; (d) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award. For purposes of Section 409A, each payment made under an Award will be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of payment.
Article 20. General Provisions
20.1    Forfeiture Events
(a)    The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable treatment of an Award.
(b)    Awards and any compensation directly attributable to Awards shall be subject to the Cullen/Frost Bankers, Inc. Clawback Policy adopted to comply with Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the New York Stock Exchange Listed Company Manual. In addition, Awards and any compensation directly attributable to Awards may be made subject to forfeiture, recovery by the Company or other action pursuant to any other compensation recovery policy
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adopted by the Company at any time, or as otherwise required by law and any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.
20.2    Tax Withholding
(a) Maximum Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, up to the maximum statutory amount to satisfy applicable federal, state and local tax withholding requirements, domestic or foreign, with respect to any taxable event arising as a result of this Plan.

(b) Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, upon the settlement of Restricted Stock Units, or upon the achievement of performance goals related to Performance Share Units, or any other taxable event arising as a result of an Award granted hereunder (collectively referred to as “Share Payment”), the Company, in its discretion, may withhold from a Share Payment the number of Shares having a Fair Market Value on the date the withholding is to be determined equal to up to the maximum statutory withholding requirement.

20.3    Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
20.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
20.5    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
20.6    Requirements of Law. The granting of Awards, the issuance of Shares and the making of any payment with respect thereto under or as a result of this Plan or any Award shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
20.7    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)    Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)    Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
20.8    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
20.9    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
20.10    Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company or any Subsidiaries operate or have Employees, Directors or Third-Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:
(a)    Determine which Subsidiaries shall be covered by this Plan;
(b)    Determine which Employees, Directors or Third-Party Service Providers outside the United States are eligible to participate in this Plan;
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-17

(c)    Modify the terms and conditions of any Award granted to Employees, Directors or Third-Party Service Providers outside the United States to comply with applicable foreign laws;
(d)    Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any sub-plans and modifications to Plan terms and procedures established under this Section 20.10 by the Committee shall be attached to this Plan document as appendices; and
(e)    Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
20.11 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.
20.12    Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company or any Subsidiaries may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, or the Subsidiary, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.
20.13    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated. Awards may be aggregated to eliminate fractional Shares.
20.14    Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.
20.15    Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
20.16    No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary to take any action that such entity deems to be necessary or appropriate.
20.17    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Texas excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.
20.18 Mandatory Arbitration. Unless otherwise specified in an applicable Award Agreement, to the fullest extent permitted by law, it shall be a condition of each Award that any dispute, controversy or claim (“Dispute”) between the Company and a Participant, arising out of or relating to or concerning the Plan or applicable Award Agreement, shall be finally settled by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or a successor organization, located in San Antonio, Texas by a single arbitrator pursuant to its Employment Arbitration Rules & Procedures then in effect. Except as otherwise authorized by applicable law, all awards of the arbitrator shall be binding and non-appealable. The parties
CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-18

agree that this Section 20.18 shall be governed by the Federal Arbitration Act, and that the arbitrator shall apply Texas law to the merits of any Dispute, without regard to conflicts of law principles. Prior to arbitration, all claims maintained by the Participant must first be submitted to the Committee in accordance with any claims procedures as may be determined by the Committee. Any arbitration decision and/or award will be final and binding upon the parties and may be entered as a judgment in any appropriate court. Nothing herein shall be construed as an agreement by either the Company or the Participant to arbitrate claims on a collective or class basis. In addition, by accepting an Award, the Participant agrees that, to the fullest extent permitted by applicable law, no arbitrator shall have the authority to consider class or collective claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.
20.19    Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (i) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including, without limitation, prospectuses required by the Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) and (ii) permit Participant’s to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.
20.20    No Representations or Warranties Regarding Tax Effect. Notwithstanding any provision of the Plan to the contrary, the Company, Affiliates, Subsidiaries, the Board and the Committee neither represent nor warrant the tax treatment under any federal, state, local or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties and interest under the Tax Laws.
20.21    Indemnification. Subject to requirements of applicable law and regulation, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the individual in connection with or resulting from any claim, action, suit or proceeding to which the individual may be a party or in which the individual may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by the individual in settlement thereof, with the Company’s approval, or paid by the individual in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided the individual shall give the Company an opportunity, at its own expense, to handle and defend the same before the individual undertakes to handle and defend it on the individual’s own behalf, unless such loss, cost, liability or expense is a result of the individual’s own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
20.22    Successors. All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

CULLEN/FROST BANKERS, INC. ‖ 2024 PROXY STATEMENT APPENDIX A-19

Cullen/Frost Bankers, Inc.

C/O MEDIANT
P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/CFR**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-430-4320**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Cullen/Frost Bankers, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 1, 2024

DATE: Wednesday, April 24, 2024
TIME: 10:30 AM, Central Time
PLACE: Frost Tower Conference Center, 111 West Houston Street
San Antonio, Texas 78205

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Phillip D. Green and Jerry Salinas (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Cullen/Frost Bankers, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Cullen/Frost Bankers, Inc.

Annual Meeting of Shareholders

Please make your marks like this: [X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2, 3 AND 4

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect 13 director nominees to serve on the Board of Directors of Cullen/Frost for a one-year term that will expire at the 2025 Annual Meeting of Shareholders;				
		FOR	AGAINST	ABSTAIN	
	1.01 Carlos Alvarez	☐	☐	☐	FOR
	1.02 Hope Andrade	☐	☐	☐	FOR
	1.03 Chris M. Avery	☐	☐	☐	FOR
	1.04 Anthony R. Chase	☐	☐	☐	FOR
	1.05 Cynthia J. Comparin	☐	☐	☐	FOR
	1.06 Samuel G. Dawson	☐	☐	☐	FOR
	1.07 Crawford H. Edwards	☐	☐	☐	FOR
	1.08 Phillip D. Green	☐	☐	☐	FOR
	1.09 David J. Haemisegger	☐	☐	☐	FOR
	1.10 Charles W. Matthews	☐	☐	☐	FOR
	1.11 Joseph A. Pierce	☐	☐	☐	FOR
	1.12 Linda B. Rutherford	☐	☐	☐	FOR
	1.13 Jack Willome	☐	☐	☐	FOR
		FOR	AGAINST	ABSTAIN	
2.	To provide nonbinding approval of executive compensation;	☐	☐	☐	FOR
3.	To approve the 2024 Equity Incentive Plan;	☐	☐	☐	FOR
4.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2024;	☐	☐	☐	FOR
5.	To transact any other business that may properly come before the meeting.				

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________